Exhibit 10.1

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

EXCLUSIVE LICENSE AGREEMENT

between

disc medicine, inc.

and

MABWELL THERAPEUTICS, INC.

Entered into as of January 19, 2023

i

Table of Contents

(continued)

Table of Contents

(continued)

Schedule Listing

Schedule 1.91	–	Licensed Materia
Schedule 1.92	–	Licensed Patents
Schedule 1.110	–	MWTX-001
Schedule 1.111	–	MWTX-002
Schedule 1.112	–	MWTX-003
Schedule 1.130	–	Qualified Contract Manufacturers
Schedule 2.2(b)	–	Initial Development Plan
Schedule 4.4(a)	–	Product Specification
Schedule 4.5(b)	–	Manufacturing Technology Transfer
Schedule 7.2(a)	–	Core Licensed Patents
Schedule 8.4	–	Press Release

EXCLUSIVE LICENSE AGREEMENT

This Exclusive License Agreement (this “Agreement”) is made and entered into as of January 19, 2023 (the “Execution Date”) by and between Disc Medicine, Inc., a Delaware corporation having its registered address at 321 Arsenal Street, Suite 101, Watertown, MA 02472 (“Disc”), and Mabwell Therapeutics, Inc., a California corporation having its registered address at 505 Coast Boulevard South, Suite 301, La Jolla, CA 92037 (“Mabwell”). Disc and Mabwell are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Mabwell Controls (as defined below) certain intellectual property rights with respect to Licensed Antibodies (as defined herein) and Licensed Products (as defined herein); and

WHEREAS, Mabwell wishes to grant to Disc, and Disc wishes to take, an exclusive license under such intellectual property rights to Exploit (as defined below) Licensed Antibodies and Licensed Products in the Licensed Territory (as defined below) in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.
Definitions
1.1
“Acquired Affiliate” has the meaning set forth in Section 5.9(c)(i).
1.2
“Acquiring Party” has the meaning set forth in Section 5.9(c)(i).
1.3
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” means: (i) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).
1.4
“Agreement” has the meaning set forth in the preamble hereto.
1.5
“Alliance Manager” has the meaning set forth in Section 2.6.
1.6
“Antibody” means, with respect to a relevant target, any monoclonal antibody or antigen-binding fragment, modification, or derivative thereof that binds to such target, and includes an immunoglobulin, such as IgA, IgD, IgE, IgG and IgM, in each case, whether multiple or single chain, recombinant or naturally occurring, or a combination of the foregoing, in any species, whole or antigen-binding fragment, including any monospecific antibody, Multispecific Antibody, multimeric antibody, and any analogs, constructs, conjugates, fusions or chemical or other modifications or attachments thereof or thereto. An antigen binding portion of an antibody includes an antigen binding heavy chain, light chain, heavy chain dimer, diabody, Fab fragment, F(ab’)2 fragment, single domain, or any FV fragment, including a single chain FV (SCFV), a disulfide stabilized FV fragment (DSFV), or a bispecific DSFV, or a conjugate containing the immunoglobulin or an antigen-binding fragment thereof. For clarity, an antibody that differs in amino acid sequence with respect to the antigen-binding portion thereof will be treated as a separate antibody.
1.7
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act, as amended, the UK Bribery Act 2010, as amended, and any other anti-corruption laws and laws for the prevention of fraud, racketeering, money laundering, or terrorism.

1.8
“Applicable Law” means applicable laws, rules, ordinances and regulations, national, supranational, federal, state, local, or foreign law, statute, ordinance, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license, promulgated by a governmental authority including applicable Anti-Corruption Laws, and any applicable rules, regulations, guidelines, policies, procedures or other requirements of the Regulatory Authorities that may be in effect from time to time, including the FFDCA and the PHSA, and having jurisdiction over or related to the relevant subject item.
1.9
“Arbitration Notice” has the meaning set forth in Section 13.5(a).
1.10
“Arbitrator” has the meaning set forth in Section 13.5(a).
1.11
“Arising IP” means Arising Know-How and Arising Patents.
1.12
“Arising Know-How” has the meaning set forth in Section 7.1(b).
1.13
“Arising Patents” has the meaning set forth in Section 7.1(b).
1.14
“Audit Dispute Auditor” has the meaning set forth in Section 6.10.
1.15
“Biosimilar” means, with respect to a Licensed Product in a country in the Licensed Territory, any other prescription pharmaceutical product, (a) that is introduced in the Licensed Territory by a Person other than Disc or its Sublicensees who did not purchase such product in a chain of distribution that included any of Disc or its Sublicensees, (b) that is “biosimilar” (as defined in Section 351(i)(2) of the PHSA) or “interchangeable” (as defined in Section 351(i)(3) of the PHSA) to such Licensed Product (or otherwise bioequivalent, biosimilar, interchangeable, or the like, in each case, to such Licensed Product under analogous laws for Antibody products), and (c) that has been licensed or approved as a similar biological medicinal product by FDA pursuant to Section 351(k) of the PHSA, or by EMA pursuant to Directive 2001/83/EC, as may be amended, or any subsequent or superseding law, statute or regulation, or has otherwise obtained Regulatory Approval in such country as a generic, biosimilar, bioequivalent, or interchangeable product from applicable Regulatory Authority by an abbreviated BLA or other abbreviated pathway not requiring the filing of a complete BLA or comparable registration application under the Applicable Law of the FDA or any other applicable Regulatory Authority, including, an application filed under 42 U.S.C. § 262(k) or any similar provisions in a country outside the United States, based in reliance, at least in part, on data generated for a Regulatory Approval of such Licensed Product.
1.16
“BLA” means a Biologics License Application as defined in the FFDCA, or any corresponding foreign application, including, with respect to the European Union, a Marketing Authorization Application filed with the EMA or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.
1.17
“Breaching Party” has the meaning set forth in Section 11.2(a)(i).
1.18
“Business Day” means a day other than a Saturday or Sunday or a day on which banking institutions in New York, New York or San Diego, California are permitted or required to be closed.
1.19
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.20
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.21
“CDR” means the complementarity-determining region of an antigen binding region of an Antibody as defined by the Kabat numbering scheme (Kabat et al., Sequences of Proteins of Immunological Interest (1991)).

1.22
“Chairperson” has the meaning set forth in Section 2.5(a).
1.23
“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing at least fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) a merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction, owning at least fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (c) there is a sale, assignment, exclusive license, conveyance, lease or transfer to a Third Party of all or substantially all of such Party’s consolidated assets taken as a whole that related to this Agreement, through one or more related transactions; provided, however, that any (i) public offering or any other transaction or series of transactions for bona fide capital raising purposes, or (ii) transaction undertaken solely for tax planning purposes or solely to change a Party’s domicile, in each case ((i)-(ii)), will not constitute a “Change of Control.”
1.24
“Chief Executive Officer” means, with respect to each Party, the then-current chief executive officer of such Party. As of the Execution Date, the Chief Executive Officer of Disc is John Quisel, and the Chief Executive Officer of Mabwell is Xin Du.
1.25
“Clinical Development Plan” has the meaning set forth in Section 2.2(b).
1.26
“Clinical Trial Data” means all data, results, and other information generated by any clinical study or other testing involving the administration of a Licensed Antibody or Licensed Product to a human subject that is conducted by or on behalf of a Party, its Affiliates, or its Sublicensee.
1.27
“Closing Condition” and “Closing Conditions” each have the meaning set forth in Section 12.2.
1.28
“Combination Product” means a Licensed Product that contains a Licensed Antibody as an active ingredient together with one (1) or more other active ingredients (but excluding any active ingredient that is proprietary to Mabwell and that is not a Licensed Antibody) and is sold for a single price either as a fixed dose/unit or as separate doses/units in a single package.
1.29
“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a product, including activities related to marketing, promoting, distributing, and importing such product, maintaining Regulatory Approval of a product, interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “Commercialize” means to engage in Commercialization.
1.30
“Commercialization Plan” has the meaning set forth in Section 2.2(c).
1.31
“Commercial Milestone Event” has the meaning set forth in Section 6.2(b).
1.32
“Commercial Milestone Payment” has the meaning set forth in Section 6.2(b).
1.33
“Commercially Reasonable Efforts” means, with respect to the performance of Exploitation activities with respect to a Licensed Product, the carrying out of such activities using efforts and resources comparable to the efforts and resources commonly used by research-based bio pharmaceutical companies of comparable size and resources as Disc for compounds or products of similar market potential at a similar stage in development or product life, taking into account issues of intellectual property scope, subject matter and coverage, safety and efficacy, approved labeling, manufacturing challenges, supply chain disruptions, Regulatory Authority feedback, the likelihood of Regulatory Approval given the Regulatory Authority involved, product profile, competitiveness with respect to Third Party products in the marketplace, and profitability (including pricing and reimbursement status achieved or likely to be achieved) [***]. Commercially Reasonable Efforts will be determined on a country-by-country basis for a particular Licensed Product, and it is anticipated that the level of effort will be different for different markets and will change over time, reflecting changes in the status of Licensed Product and the market(s) involved.
1.34
“Competing Product” means [***].
1.35
“Confidential Information” has the meaning set forth in Section 8.1.
1.36
“Control” means, with respect to any materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right, possession of the right by a Party, whether directly or indirectly and whether by ownership, license or otherwise (other than by operation of the license and other grants in Article 5), to grant a license, sublicense, or other right (including the right to reference Regulatory Documentation and Results) to or under such materials, Know-How, Regulatory Documentation and Results, Patent or other intellectual property right to the other Party, as provided for herein, without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing, in the event any materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right is obtained by or licensed to a grantor, to the extent grantor is permitted to grant the foregoing rights to grantee, after the Execution Date, the practice of which by the grantee pursuant to the license(s) granted to it under this Agreement would require payment to any Third Party (by the grantor), then the grantor shall give prompt notice to the grantee, in sufficient detail to permit the other Party to evaluate such materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right, and payment and other obligations and conditions applicable to the grantee as a sublicense, and such materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right will be deemed Controlled only if the grantee has accepted such payment and other obligations and conditions in writing. In addition, notwithstanding anything in this Agreement to the contrary, a Party and its Affiliates will be deemed to not Control any materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right that is owned or controlled by an Acquired Affiliate, except to the extent that any such materials, item of Know-How, Regulatory Documentation and Results, Patent or other intellectual property right (a) was developed in the course of such Party’s or such Acquired Affiliate’s performance of activities under this Agreement or (b) through the exploitation of such Party’s Know-How, Regulatory Documentation and Results, Patent or other intellectual property right, was actually used in the course of such Party’s or such Acquired Affiliate’s performance of activities under this Agreement, or (c) was already licensed by such Acquired Affiliate to such Party under this Agreement prior to the applicable Change of Control.
1.37
“Core Licensed Patents” has the meaning set forth in Section 7.2(a).
1.38
“Cover” means, with respect to a Patent and any product, process, method, or composition, that, in the absence of ownership of or a license granted under such Patent, the manufacture, use, sale, offering for sale, importation, practice, or other Exploitation of such product, process, method, or composition would infringe a Valid Claim of such Patent.
1.39
“Derivatives” means [***].
1.40
“Development” means all activities related to research, pre-clinical testing, other non-clinical testing, test method development, stability testing, toxicology, clinical studies, statistical analysis and report writing, the preparation and submission of BLAs, regulatory affairs with respect to the foregoing, and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development.
1.41
“Development and Regulatory Milestone Event” has the meaning set forth in Section 6.2(a).
1.42
“Development and Regulatory Milestone Payment” has the meaning set forth in Section 6.2(a).
1.43
“Development Plan” has the meaning set forth in Section 2.2(b).

1.44
“Directed Against” means, with respect to an Antibody and its relevant target, that such Antibody is engineered or selected to modulate such target or ligand thereof for therapeutic benefit.
1.45
“Disc” has the meaning set forth in the preamble hereto.
1.46
“Disc Background IP” has the meaning set forth in Section 7.1(a).
1.47
“Disc Indemnitees” has the meaning set forth in Section 10.2.
1.48
“Disc Regulatory Documentation and Results” means any Regulatory Documentation and Results that are Controlled by Disc or any of its Affiliates or Sublicensees during the Term.
1.49
“Disc Regulatory Results” means any Regulatory Results that are Controlled by Disc or any of its Affiliates or Sublicensees during the Term.
1.50
“Dispute” has the meaning set forth in Section 13.5(a).
1.51
“Divestiture” has the meaning set forth in Section 5.9(c)(i).
1.52
“Dollars” or “$” means United States Dollars.
1.53
“Effective Date” has the meaning set forth in Section 12.1.
1.54
“EMA” means the European Medicines Agency and any successor agency thereto.
1.55
“Enforcement or Defense Action” has the meaning set forth in Section 7.3(a).
1.56
“Enforcing Party” means the party prosecuting an Enforcement or Defense Action pursuant to Section 7.3(b).
1.57
“European Union” or “EU” means the economic, scientific and political organization of member states as it may be constituted from time to time, which as of the Execution Date consists of Austria, Belgium, Bulgaria, Croatia, Republic of Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden.
1.58
“Execution Date” has the meaning set forth in the preamble hereto.
1.59
“Exploit” means to make, have made, import, use, have used, sell, have sold, offer for sale, practice, research, Develop, Commercialize, register, Manufacture, have Manufactured, hold, keep (whether for disposal or otherwise), export, transport, distribute, promote, market, dispose of, and otherwise exploit. “Exploitation” means any activities that Exploit a compound, product, or process.
1.60
“FDA” means the United States Food and Drug Administration and any successor agency thereto.
1.61
“FFDCA” means the United States Food, Drug, and Cosmetic Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.62
“Field” means all fields of use.
1.63
“Firewalls” means, with respect to a Party, effective walls and screens established between such Party, on the one hand, and on the other hand an Acquired Affiliate or any Person that becomes an Affiliate of such Party after the Execution Date as a result of a Change of Control of such Party, in each case that has a Competing Product, to ensure that no non-public information, materials (such as lab notebooks, document management systems or other documented or memorialized Know-How) or non-personnel resources directly relating to Licensed Antibody or Licensed Product are accessible by personnel of the Acquired Affiliate or such Person working on the Competing Product. For clarity, where senior management personnel review and evaluate plans and information regarding the activities under this Agreement solely in connection with making portfolio decisions among product opportunities, including such other product or product candidates, such senior management personnel shall not be deemed to be working on the Competing Product under this Agreement so long as they do not pass information from one program to another.
1.64
“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after the first Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.65
“First Indication” has the meaning set forth in Section 6.2(a).
1.66
“Force Majeure Event” has the meaning set forth in Section 13.1.
1.67
“Force Majeure Notice” has the meaning set forth in Section 13.1.
1.68
“GAAP” means, with respect to Disc or its Sublicensees, United States generally accepted accounting principles or International Financial Reporting Standards, in each case, consistently applied.
1.69
“GMP” means the then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time.
1.70
“Gross Sales” has the meaning set forth in the definition of “Net Sales.”
1.71
“Identifying Party” has the meaning set forth in Section 8.3(a).
1.72
“IND” means (a) an investigational new drug application filed with the FDA for authorization to commence clinical studies and its equivalent in other countries or regulatory jurisdictions (including any investigational medicinal product dossier in the European Union); and (b) all supplements and amendments that may be filed with respect to the foregoing.
1.73
“IND Approval” means (a) with respect to an IND filed with the FDA in the United States, the earlier of (i) notification by the FDA that the clinical investigations in the IND may begin in accordance with 21 CFR § 312.40, and (ii) thirty (30) days after the FDA receives the IND, unless the FDA provides notice that the investigations described in the IND are subject to a clinical hold under 21 CFR § 312.42; and (b) with respect to an IND filed in countries or regulatory jurisdictions outside of the United States, (i) equivalent notification received by the applicable Regulatory Authority that clinical investigations in the IND may begin, or (ii) passage of the equivalent time period (if applicable) without the applicable Regulatory Authority providing notice that clinical investigations in the IND may not begin.
1.74
“Indemnification Claim Notice” has the meaning set forth in Section 10.3(a).
1.75
“Indemnified Party” has the meaning set forth in Section 10.3(a).

1.76
“Indication” means a separate and distinct disease or medical condition in humans (a) for which a compound or product that is in clinical studies is intended to treat in such clinical studies, or (b) for which a compound or product has received a separate and distinct marketing authorization approval with an approved label claim to treat such disease or condition, as applicable. For clarity, (i) moving from one line of therapy to another within an Indication will not be considered a new Indication, a non-limiting example of which is moving from second line therapy to first line therapy, (ii) a single Indication would include a separate and distinct disease or medical condition in humans, regardless of prophylactic or therapeutic use, pediatric or adult use and irrespective of different formulation(s), dosage forms, dosage strengths, or delivery system(s) used, and (iii) obtaining a label expansion for use of a compound or product in combination with another pharmaceutical product will not be considered to be a new Indication.
1.77
“Initiation” means, with respect to a clinical trial, the first administration of the studied drug product(s) (or, if applicable, the first dose of a comparator product or placebo, whichever comes first) to a patient enrolled in such clinical trial. “Initiate” has a correlative meaning to Initiation.
1.78
“Inventory” has the meaning set forth in Section 4.4(a).
1.79
“Joint Improvement IP” means Joint Improvement Know-How and Joint Improvement Patents.
1.80
“Joint Improvement Know-How” has the meaning set forth in Section 7.1(a).
1.81
“Joint Improvement Patents” has the meaning set forth in Section 7.1(b).
1.82
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.5(a).
1.83
“Know-How” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, inventions (whether or not patentable), works of authorship, drawings, assembly procedures, computer programs, apparatuses, specifications, cell lines and related media. Know-How specifically excludes Licensed Materials and Regulatory Documentation and Results.
1.84
“Lead Party” has the meaning set forth in Section 7.5.
1.85
“Licensed Antibody” means (a) each of MWTX-001, MWTX-002, and MWTX-003 (each, an “Initial Antibody”), including any murine forms of each Initial Antibody or (b) any monospecific, monoclonal variant obtained by modifying the structure or sequence of any Initial Antibody [***]
1.86
“Licensed Improvement IP” means Licensed Improvement Know-How and Licensed Improvement Patents.
1.87
“Licensed Improvement Know-How” has the meaning set forth in Section 7.1(b).
1.88
“Licensed Improvement Patents” has the meaning set forth in Section 7.1(b).
1.89
“Licensed IP” means Licensed Know-How and Licensed Patents.
1.90
“Licensed Know-How” shall mean all Know-How, which is Controlled by Mabwell or any of its Affiliates as of the Execution Date or during the Term, including the Licensed Improvement Know-How and Mabwell’s interest in the Joint Improvement Know-How that is necessary or reasonably useful to Exploit one or more Licensed Antibodies or Licensed Products in the Licensed Territory
1.91
“Licensed Materials” means Mabwell’s Licensed Antibody cell lines, cell banks, related media and other scientific materials, if any, in the type and quantity listed on Schedule 1.91 attached hereto, and all progeny thereof.

1.92
“Licensed Patents” means all Patents Controlled by Mabwell or any of its Affiliates as of the Execution Date or during the Term, including the existing Patents set forth in Schedule 1.92, the Licensed Improvement Patents and Mabwell’s interest in the Joint Improvement Patents, that are necessary or reasonably useful to Exploit one or more Licensed Antibodies or Licensed Products in the Licensed Territory.
1.93
“Licensed Product” means any pharmaceutical product (including all forms, presentations, doses and formulations) that contains a Licensed Antibody as an active ingredient, alone or as a Combination Product, but excluding [***] proprietary to Mabwell or any of its Affiliates that is not a Licensed Antibody.
1.94
“Licensed Territory” means all countries of the world, other than Mabwell Territory.
1.95
“Losses” has the meaning set forth in Section 10.1.
1.96
“Mabwell” has the meaning set forth in the preamble hereto.
1.97
“Mabwell Background IP” has the meaning set forth in Section 7.1(a).
1.98
“Mabwell Indemnitees” has the meaning set forth in Section 10.1.
1.99
“Mabwell Regulatory Documentation and Results” means any Regulatory Documentation and Results that are Controlled by Mabwell or any of its Affiliates or Sublicensees as of the Execution Date or during the Term.
1.100
“Mabwell Regulatory Results” means any Regulatory Results that are Controlled by Mabwell or any of its Affiliates or Sublicensees as of the Execution Date or during the Term.
1.101
“Mabwell Shareholder Approval” has the meaning set forth in Section 12.3.
1.102
“Mabwell Territory” means Greater China Region (mainland China, Hong Kong, Macau, and Taiwan) and Southeast Asia (Brunei, Burma (Myanmar), Cambodia, Timor-Leste, Indonesia, Laos, Malaysia, the Philippines, Singapore, Thailand and Vietnam).
1.103
“Major Market” means each of the U.S., the United Kingdom and each member country of the European Union.
1.104
“Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and holding of a product or any intermediate thereof, including process development, process qualification and validation, formulation, scale-up, product characterization, stability testing, quality assurance, and quality control. When used as a verb, “Manufacture” means to engage in Manufacturing.
1.105
“Manufacturing Technology Transfer” has the meaning set forth in Section 4.5(b).
1.106
“Material Adverse Event” means any event, occurrence, condition, change, circumstance, development, effect or state of facts that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect with respect to (a) the business, condition (financial or otherwise), operations, assets, liabilities, prospects or results of operations of a Party and its Affiliates taken as a whole or (b) the ability of a Party to timely perform their respective obligations under this Agreement or to consummate the transactions contemplated therein on a timely basis; provided, however, that “material adverse effect” will not include the effect of any event, occurrence, condition, change, circumstance, development, effect or state of facts arising out of or attributable to any of the following, either alone or in combination: (i) general economic or political conditions (including those affecting the securities markets), (ii) any mutually agreed announcement of the execution of this Agreement or of the consummation of the transaction contemplated hereby, (iii) Force Majeure Events occurring after the Execution Date or (iv) any changes in Applicable Law, in each case of clauses (i), (ii) or (iv) only to the extent such event, occurrence, condition, change, circumstance, development, effect or state of facts does not have a disproportionate effect on a Party or its Affiliates as compared to other participants operating in the biopharmaceutical industry in the same markets in which such Party or its Affiliates conduct their businesses.
1.107
“Materials” means antibody cell lines, cell banks, related media and other scientific materials, provided by or on behalf of a Party to the other Party or its designee(s) under this Agreement, and all progeny thereof.
1.108
“Multispecific Antibody” means any Antibody that combines in a single construct two (or more) different antibody variable domain sequences as defined in Section 1.6, each capable of specifically binding a distinct epitope of an antigen, molecule, immunogen, hapten, or target, including any bispecific, multi-specific, or multivalent antibody, and any analogs, constructs, conjugates, fusions or chemical or other modifications or attachments thereof or thereto. For clarity, “Multispecific Antibody” includes any bispecific Antibody.
1.109
“Multispecific Product” means a Multispecific Antibody product Directed Against one or more biological targets that includes the Target.
1.110
“MWTX-001” means the Antibody known as “MWTX-001”, having the specific sequence as set forth on Schedule 1.110.
1.111
“MWTX-002” means the Antibody known as “MWTX-002”, having the specific sequence as set forth on Schedule 1.111.
1.112
“MWTX-003” means the Antibody known as “MWTX-003”, having the specific sequence as set forth on Schedule 1.112.
1.113
“Net Sales” means, with respect to any period, the gross amount accrued (in accordance with GAAP, consistently applied) by Disc, its Affiliates or its Sublicensees or third party distributors from or to, Third Parties for the sale of a Licensed Product (the “Gross Sales”) in the Licensed Territory, less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements for such Licensed Product (all in accordance with GAAP, consistently applied) by Disc or a Sublicensee, whichever is the selling party, and attributable to the sale of such Licensed Product, and not otherwise recovered by or reimbursed to Disc, its Affiliates or Sublicensees: [***]

All discounts, allowances, credits, rebates, and other deductions set forth above shall be fairly and equitably allocated to such Licensed Product and other product(s) of Disc, its Affiliates or its Sublicensee(s) such that such Licensed Product does not bear a disproportionate portion of such deductions.

For purposes of determining Net Sales, a “sale” shall not include transfers or dispositions of a Licensed Product for pre-clinical or clinical purposes, compassionate use, humanitarian and charitable donations, indigent programs, or as samples, in each case, without charge. Disc’s transfer of any Licensed Product to a Sublicensee or a third party distributor shall not result in any Net Sales, unless such Licensed Product is consumed or sold to a Third Party by such Sublicensee or a third party distributor in the course of its commercial activities.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts, and other forms of reimbursements shall be allocated among Licensed Products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with Disc’s or its or their Sublicensees’ existing allocation method; provided that any such allocation to a Licensed Product (i) shall be done in accordance with Applicable Law, including any price reporting laws, rules, and regulations and (ii) subject to clause (i), shall be no greater than a pro rata allocation, such that the portion of each of foregoing rebates, discounts, and other forms of reimbursements shall not be included as deductions from Gross Sales hereunder in any amount greater than the proportion of the number of units of such Licensed Product sold by Disc or its Sublicensees to Third Parties hereunder compared to the number of units of all the products sold by Disc or its Sublicensees to Third Parties to which such foregoing rebate, discount, or other form of reimbursement, as applicable, are granted.

In the event that a Licensed Product is sold in any country in the form of a Combination Product, Net Sales of such Combination Product shall be adjusted by multiplying actual Net Sales of such Combination Product in such country calculated pursuant to the foregoing definition of “Net Sales” by the fraction A/(A+B), where A is the average invoice price in such country of any Licensed Product that contains the same Licensed Antibody(ies) as such Combination Product as its sole active ingredient(s), if sold separately in such country, and B is the average invoice price in such country of each product that contains active ingredient(s) other than Licensed Antibody(ies) contained in such Combination Product as its sole active ingredient(s), if sold separately in such country. If either a Licensed Product that contains Licensed Antibody(ies) as its sole active ingredient or a product that contains any active ingredient(s) other than Licensed Antibody(ies) in the Combination Product as its sole active ingredient(s) is not sold separately in a particular country, prior to the date of the first commercial sale of such Combination Product, through the JSC or otherwise, the Parties shall negotiate in good faith and reach mutual agreement on a reasonable adjustment to Net Sales in such country that takes into account the medical contribution to the Combination Product of, and all other factors reasonably relevant to the relative value of, Licensed Antibody(ies), on the one hand, and all of the other active ingredient(s), collectively, on the other hand.

1.114
“Non-Breaching Party” has the meaning set forth in Section 11.2(a)(i).
1.115
“Notice Period” shall have the meaning set forth in Section 11.2(a)(i).
1.116
“Party” and “Parties” have the meaning set forth in the preamble hereto.
1.117
“Patent Challenge” shall have the meaning set forth in Section 11.2(d).
1.118
“Patents” means: (i) all national, regional, and international patents and patent applications, including provisional patent applications; (ii) all patent applications filed either from such patents or patent applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (iii) any and all patents that have issued or in the future issue from the foregoing patent applications ((i) and (ii)), including utility models, petty patents, innovation patents, design patents, and certificates of invention; (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations, and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((i), (ii) and (iii)); and (v) any equivalent rights, including so-called pipeline protection or any importation, revalidation, confirmation, introduction patent, registration patent, or patent of additions to any of such foregoing patent applications and patents ((i), (ii), (iii), and (iv)).
1.119
“Payment” has the meaning set forth in Section 6.6(a).
1.120
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.121
“Phase I Clinical Trial” means a human clinical trial of a product in subjects (whether or not patients) with the endpoint of determining initial tolerance, safety, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that would satisfy the requirements of 21 C.F.R. §312.21(a), or similar clinical study in a country other than the United States, in each case, whether such clinical trial is referred to as a phase I clinical study.
1.122
“Phase Ib Clinical Trial” means a human clinical trial, or portion thereof, of a Licensed Product in patients with the endpoint of determining initial tolerance, safety, pharmacokinetic, or pharmacodynamic information in single dose, single ascending dose, multiple dose, or multiple ascending dose regimens, that would satisfy the requirements of 21 C.F.R. §312.21(a), or similar clinical trial in a country other than the United States, in each case, whether such clinical trial is referred to as a phase Ib clinical trial.
1.123
“Phase I Initiation Payment” has the meaning set forth in Section 6.2(a).

1.124
“Phase II Clinical Trial” means a human clinical trial, or portion thereof, of a Licensed Product in patients that is designed to support the safety and biological activity of such Licensed Product for its intended use, and to generate information with respect to warnings, precautions, and adverse reactions that are associated with such Licensed Product in the dosage range to be prescribed or that may be used to find or determine such dosage, that would satisfy the requirements of 21 C.F.R. §312.21(b), or similar clinical trial in a country other than the United States, in each case, whether such clinical trial is referred to as a phase II clinical trial.
1.125
“Phase III Clinical Trial” means a pivotal or registrational human clinical trial, or portion thereof, of a Licensed Product that would satisfy the requirements of 12 C.F.R. §312.21(b) or 21 C.F.R. §312.21(c), which (whether at the time of Initiation or upon any later expansion, if applicable) has the principal purpose of achieving a determination of safety and efficacy and is designed to provide an adequate basis for obtaining Regulatory Approval to market the such Licensed Product for patients with the disease or condition under such trial, or similar clinical trial in a country other than the United States, in each case, whether such clinical trial is referred to as a phase III clinical trial.
1.126
“PHSA” means the United States Public Health Service Act, as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.127
“Product Specification” has the meaning set forth in Section 4.4(a).
1.128
“Progress Report” has the meaning set forth in Section 2.1(c).
1.129
“Prosecution” of a Patent means the preparation, filing, prosecution, and maintenance of such Patent. “Prosecute” means to engage in Prosecution.
1.130
“Qualified Contract Manufacturer” means any Third Party contract manufacturer approved by Mabwell (such approval not to be unreasonably withheld, delayed or conditioned) that is generally regarded within the biopharmaceutical industry as an entity that does not (a) inappropriately disclose or misuse the confidential information of its customers and licensors or (b) infringe the patent rights or misappropriate the trade secrets of its customers and licensors. For clarity, Qualified Contract Manufacturers approved by Mabwell as of the Execution Date, if any, are set forth on Schedule 1.130, and Mabwell shall have the right to change such Qualified Contract Manufacturer upon written notice to Disc.
1.131
“Quality Agreement” has the meaning set forth in Section 4.4(d).
1.132
“Regulatory Approval” means any and all approvals, licenses, registrations or authorizations of any Regulatory Authority in a country necessary to commercially distribute, sell, or market a product or compound in such country, including, where applicable, (i) pricing or reimbursement approval in such country; (ii) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); and (iii) labeling approval.
1.133
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local regulatory agencies, departments, bureaus, commissions, councils, or other government entities regulating or otherwise exercising authority with respect to the Exploitation of a product, including the FDA in the United States and the EMA in the European Union.
1.134
“Regulatory Documentation” has the meaning set forth in the definition of “Regulatory Documentation and Results”.
1.135
“Regulatory Documentation and Results” means with respect to a Licensed Antibody or Licensed Product, all (a) applications (including all INDs and BLAs), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), regulatory materials, drug dossiers, master files (including drug master files, as defined by 21 C.F.R. § 314.20, and any non-United States equivalents), relating to such Licensed Antibody or Licensed Product; and (b) correspondence, records, and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files, relating to such Licensed Antibody or Licensed Product ((a) and (b) collectively, “Regulatory Documentation”); (c) data generated in the course of any pre-clinical studies conducted in support of the applications or registrations in (a); (d) clinical and other data contained or relied upon in any of the foregoing; (e) clinical study reports relating to such Licensed Antibody or Licensed Product; (f) and any information that relates to a Licensed Antibody or Licensed Product and to pharmacology, toxicology, chemistry, manufacturing and controls data, methods, processes, reports, executed batch records, safety, or efficacy; (g) any safety database required to be maintained for Regulatory Authorities relating to such Licensed Antibody or Licensed Product; and (h) all other data and results (including CMC information) generated in the conduct of any pre-clinical or clinical studies in support of Regulatory Approval for such Licensed Antibody or Licensed Product ((c) – (h) collectively, “Regulatory Results”).
1.136
“Regulatory Exclusivity” means, with respect to a Licensed Product in a country, any exclusive marketing rights (other than a Patent) granted to Disc or any of its Affiliates or Sublicensees by a Regulatory Authority for such Licensed Product in such country.
1.137
“Regulatory Results” has the meaning set forth in the definition of “Regulatory Documentation and Results”.
1.138
“Representatives” has the meaning set forth in Section 8.1.
1.139
“Retention Period” has the meaning set forth in Section 4.4(a).
1.140
“Reversion Technology Transfer” has the meaning set forth in Section 11.6(b).
1.141
“Royalty Term” means, with respect to each Licensed Product and each country in the Licensed Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country and ending on the last to occur of: (i) the expiration of the last-to-expire Licensed Patent in such country that Covers such Licensed Product in such country; (ii) loss of any Regulatory Exclusivity for such Licensed Product in such country; or (iii) [***] years from the date of the First Commercial Sale of such Licensed Product in such country.
1.142
“SDEA” has the meaning set forth in Section 3.5.
1.143
“Second Indication” has the meaning set forth in Section 6.2(a).
1.144
“Senior Officer” means with respect to each Party, a c-suite executive employee, other than the Chief Executive Officer, with relevant subject matter expertise with respect to the nature of the dispute between the Parties.
1.145
“Sublicense Revenue” means all consideration actually received by Disc or any of its Affiliates for the grant of a sublicense, a non-refundable option (including for an initially refundable option, but only for consideration actually received after such option becomes non-refundable) to obtain a sublicense (including both the grant and the exercise of the option) or a covenant not to sue or similar rights with respect to the rights conferred upon Disc in this Agreement, including any upfront or fixed license payments, and all milestone payments triggered by the achievement of development, regulatory or commercial milestone events of Licensed Product, subject to the following exclusions: [***]. Subject to the forgoing clauses [***], to the extent Disc sublicenses or grants a non-refundable option (including for an initially refundable option, but only for consideration actually received after such option becomes non-refundable), a covenant not to sue or similar rights under the Licensed IP, Licensed Materials, or Mabwell Regulatory Documentation and Results together with Patents, Know-How, materials, or other intellectual property (other than Licensed IP, Licensed Materials, and Mabwell Regulatory Documentation) owned or otherwise Controlled by Disc in the same sublicense agreement, Disc and Mabwell shall discuss in good faith the allocation of consideration received under such sublicense agreement into Sublicense Revenue and non-Sublicense Revenue, provided that if the Parties are unable to come to an agreement on the proposed allocation after discussing such proposed allocation in good faith, then the determination of such allocation shall be subject to the dispute resolution process as described in Section 13.5; and provided further that in no event shall the amount allocated to the Licensed

IP, Licensed Materials or Mabwell Regulatory Documentation and Results be less than [***] of all considerations received for the Licensed IP, Licensed Materials, or Mabwell Regulatory Documentation and Results and other rights in the aggregate. Except as set forth under this Section 1.145 and for the avoidance of doubt, Sublicense Revenue shall also expressly exclude any other consideration otherwise due or payable by Disc or any of its Affiliates to Mabwell elsewhere under this Agreement for the grant of a sublicense (including any consideration actually received upon the exercise of an option right) or a covenant not to sue with respect to the rights conferred upon Disc in this Agreement.
1.146
“Sublicensee” means any Affiliate of a Party or any Third Party that is granted a sublicense, a non-refundable option (including for an initially refundable option, but only for consideration actually received after such option becomes non-refundable) to obtain a sublicense (whether the option has been exercise or not) or a covenant not to sue or similar rights by either Party under the rights licensed to such Party pursuant to Article 5.
1.147
“Target” means the biological target known in the scientific arts as transmembrane serine protease 6 (“TMPRSS6”), including any and all naturally occurring mutations, variants and alternative sequences thereof.
1.148
“Tax” or means any form of tax or taxation, levy, duty, charge, social security charge, contribution, or withholding of whatever nature in the nature of a tax (including any related fine, penalty, surcharge, or interest) imposed by, or payable to, a Tax Authority.
1.149
“Tax Authority” means any government, state, municipality, or any local, state, federal, or other fiscal, revenue, customs or excise authority, body, or official anywhere in the world, authorized to levy Tax.
1.150
“Technical Failure” means [***].
1.151
“Term” has the meaning set forth in Section 11.1.
1.152
“Terminated Country” has the meaning set forth in Section 11.4.
1.153
“Terminated Product” has the meaning set forth in Section 11.4.
1.154
“Termination Notice” has the meaning set forth in Section 11.2(a)(i).
1.155
“Third Indication” has the meaning set forth in Section 6.2(a).
1.156
“Third Party” means any Person other than Mabwell, Disc and their respective Affiliates.
1.157
“Third Party Claims” has the meaning set forth in Section 10.1.
1.158
“Third Party Infringement Action” has the meaning set forth in Section 7.4.
1.159
“Third Party IP Right” has the meaning set forth in Section 7.5.
1.160
“Tolling Period” has the meaning set forth in Section 11.2(a)(i).
1.161
“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland, consisting of England, Scotland, Wales, and Northern Ireland.
1.162
“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.163
“Valid Claim” means (a) a claim of any issued and unexpired Patent that has not been subject to (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed as a matter of right within the time allowed for such appeal; or (b) a claim of a pending Patent application that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application, and excluding any claim of such application that has been pending for more than [***] from the date of filing of the earliest patent application to which such patent application claims priority, unless and until such claim is included in an issued or granted patent.
1.164
“VAT” has the meaning set forth in Section 6.6(c).
1.165
“Withholding Tax Action” has the meaning set forth in Section 6.6(a).
2.
Development and Commercialization
2.1
Diligence Obligations.
(a)
[***]
(b)
Without limiting the foregoing, Disc shall, directly on its behalf, or through one or more of its Affiliates or Sublicensees, Initiate a Phase I Clinical Trial for a Licensed Product in the First Indication in the Licensed Territory by [***]; provided, however, if at any time Disc determines that it is unlikely to meet any such deadline despite using Commercially Reasonable Efforts, Disc shall notify Mabwell in writing and explain in reasonable detail (other than in the case where a delay results from Mabwell’s, its Affiliate’s or Sublicensee’s action or inaction), the technical or manufacturing challenges, safety or efficacy concerns, supply chain disruptions, patient enrollment difficulties, feedback from a Regulatory Authority or other reasons therefore causing the delay, and in such case, so long as Disc is using Commercially Reasonable Efforts to meet such deadline, such deadline shall be tolled or automatically extended for [***], during which time the Parties shall discuss the resolution of such reasons for any delays, if practicable. Without limiting the foregoing, the deadlines shall be automatically extended by the duration of any delay caused by: [***]. Any further extension of the deadlines, due to reasons other than those set forth in clauses [***], shall require Mabwell’s written approval, which shall not be unreasonably withheld, conditioned or delayed for up to [***]. Notwithstanding anything to the contrary in this Section 2.1(b), Disc shall be deemed to have Initiated a Phase I Clinical Trial for a Licensed Product in the First Indication in the Licensed Territory if Disc pays Mabwell the Phase I Initiation Payment.
(c)
By [***] during the Term, Disc will submit a written progress report to Mabwell covering [***], which report in a mutually agreed format shall include information sufficient to enable Mabwell to ascertain progress by Disc or its Sublicensees toward meeting its diligence obligations hereunder (each, a “Progress Report”). Each Progress Report shall describe, where relevant: progress toward Development, obtaining Regulatory Approval for, and Commercialization of at least one Licensed Product, including work completed, key scientific discoveries, summary of work-in-progress, current schedule of anticipated events or milestones, estimated total Development time remaining before a Licensed Product will be Commercialized, market plans for introduction of such Licensed Product, and progress of marketing and selling, including the quantities of Licensed Product in inventory and sales information of the Licensed Product.
2.2
Development and Commercialization Responsibilities.
(a)
Disc shall be responsible for all Development and Commercialization activities with respect to Licensed Antibodies and Licensed Products in the Licensed Territory. Mabwell shall be responsible for all Development and Commercialization activities with respect to Licensed Antibodies and Licensed Products in the Mabwell Territory. Disc shall have the right to generate, or otherwise make or Exploit any Combination Product in the Licensed Territory solely in accordance with the following: if Disc desires to generate, or otherwise make or Exploit any Combination Product, Disc shall promptly notify Mabwell in writing, including the other active pharmaceutical ingredient being incorporated in such Combination Product and any proposed update to the Development Plan with respect thereto. Disc shall have the right to generate, or otherwise make or Exploit such Combination Product pursuant to the Development Plan, as amended from time to time pursuant to Section 2.2(c).

(b)
All Development of each Licensed Antibody and Licensed Product by or on behalf of Disc under this Agreement will be conducted pursuant to a written development plan that sets forth, in reasonable detail, all pre-clinical, clinical and regulatory activities (and the anticipated timelines) to be conducted by or on behalf of Discs to obtain Regulatory Approval of at least one Licensed Product in the Licensed Territory (including but not limited to the Major Markets) (the “Development Plan”). As of the Effective Date, the Parties have agreed on the initial Development Plan, which is attached hereto as Schedule 2.2(b). From time to time, but at least [***], Disc will propose updates or amendments to the Development Plan in consultation with the JSC and submit such proposed updated or amended plan to the JSC for its review and approval before adopting such update or amendment. Disc shall also provide to Mabwell, via the JSC, a reasonably detailed clinical development plan, including the protocols and dosing regimen for all clinical trials of the Licensed Products to be conducted by or behalf of Disc and all investigator-sponsored and investigator-initiated trials of the Licensed Products in the Licensed Territory(the “Clinical Development Plan”), in each case prior to any patient enrollment, for review and approval by the JSC.
(c)
All Commercialization of each Licensed Antibody and Licensed Product by or on behalf of Disc will be conducted, pursuant to a written plan that sets forth in reasonable detail, the commercialization activities for such Licensed Product in the Licensed Territory (the “Commercialization Plan”), including commercialization strategy, marketing and sales strategy. On a Licensed Product-by-Licensed Product basis, Disc will prepare and submit to the JSC an initial Commercialization Plan for review and approval no later than [***] before the anticipated date of Regulatory Approval for such Licensed Product in the Field in the Licensed Territory. In addition, Disc shall also provide to Mabwell, via the JSC, a two-year sales forecast for such Licensed Product concurrent with such initial Commercialization Plan (to be updated on an annual rolling basis). From time to time, but at least annually, Disc will prepare updates or amendments to the Commercialization Plan, and will submit such update or amendment to the JSC review and approval before adopting such update or amendment. Specifically and without limiting the foregoing, Disc shall timely carry out all Commercialization activities set forth in and in accordance with the Commercialization Plan. Disc will keep Mabwell reasonably informed of its, its Affiliates’ and Sublicensees’ Commercialization activities with respect to the Licensed Products in the Licensed Territory. Without limiting the foregoing, Disc will provide Mabwell, through the JSC, with a commercialization report at least [***] regarding the Commercialization activities with respect to all Licensed Products in each Indication in the Licensed Territory, and will make available to Mabwell such additional information about its Commercialization activities as may be reasonably requested by Mabwell from time to time.
(d)
On at least [***] basis, through the JSC, Mabwell shall provide to Disc a written copy of Mabwell’s high level plans (which shall include, for the avoidance of doubt, development plans, clinical trial plans, planned filings of Regulatory Documentation with a Regulatory Authority and commercialization plans) for the Development and Commercialization of the Licensed Antibodies and Licensed Products in each Indication in the Mabwell Territory.
2.3
Development and Commercialization Costs. Subject to the remainder of this Section 2.3, (a) Disc shall be responsible for all Development and Commercialization costs with respect to Licensed Antibodies and Licensed Products in the Licensed Territory during the Term, and (b) Mabwell shall be responsible for all Development and Commercialization costs with respect to Licensed Antibodies and Licensed Products in the Mabwell Territory. Disc shall have the right to reference the Mabwell Regulatory Documentation and Results and to copy, access, use, and have used the Mabwell Regulatory Documentation and Results in accordance with Section 5.5(a) during the Term; provided that Disc’s right to reference and right to copy, access, use, and have used any Clinical Trial Data included in Mabwell’s Regulatory Documentation and Results and generated on or after the Effective Date, other than Clinical Trial Data exchanged between the Parties pursuant to Section 3.5, shall be subject to Disc’s reimbursement of Mabwell for [***]. Mabwell shall have the right to reference the Disc Regulatory Documentation and Results and to copy, access, use and have used the Disc Regulatory Documentation and Results in accordance with Section 5.5(b) during the Term; provided that Mabwell’s right to reference and right to copy, access, use, and have used any Clinical Trial Data included in Disc’s Regulatory Documentation and Results and generated on or after the Effective Date, other than Clinical Trial Data exchanged between the Parties pursuant to Section 3.5, shall be subject to Mabwell’s reimbursement of Disc for [***].
2.4
Development and Commercialization Records. Each Party shall, and shall cause its respective Affiliates and Sublicensees to, maintain, in good scientific manner, complete and accurate books and records, including general accounting ledgers, invoice/sale registers, original invoices and shipping documents, tax returns, inventory and manufacturing records, license, sublicense and distributor agreements and price lists, product catalogs and other marketing materials pertaining to the Development and Commercialization of and the obtainment and maintenance of Regulatory Approvals for each Licensed Product in its respective territory, in sufficient detail to verify compliance with its obligations under this Agreement. Such books and records shall (a) be in compliance with Applicable Law; (b) properly reflect all work done and results achieved in the performance of a Party’s, its Affiliates’ and its Sublicensees’ Development and regulatory activities and Commercialization hereunder; (c) not include or be commingled with records of research or development activities outside the scope of this Agreement; and (d) be retained by each Party for at least [***].
2.5
Joint Steering Committee.
(a)
Formation; Composition. Within [***] of the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of [***] qualified representatives from each Party (or appointed representatives of any Affiliate of such Party) with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. The JSC may change its size from time to time by mutual consent of the Parties, provided that the JSC will consist at all times of an equal number of representatives of each of Mabwell and Disc. If a representative from either Party is unable to attend or participate in a JSC meeting, the Party who designated that representative may designate a substitute JSC representative for the meeting in its sole discretion upon prior written notice to the other Party. Representation by proxy shall not be allowed. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Each Party may replace its JSC representatives at any time upon written notice to the other Party. The JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and shall be Representatives of the inviting Party, for clarity all such non-members shall be subject to restrictions regarding the confidentiality and non-use of Confidential Information no less restrictive than the provisions set forth in Section 8. The JSC will be chaired by one of the representatives (“Chairperson”) and will rotate between and appointed by the Parties every [***] during the Term, provided that the first Chairperson of JSC will be a representative of Disc. The role of the Chairperson will be to convene and preside at meetings of the JSC. The Chairperson will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the Chairperson to prepare and circulate agendas and to ensure the preparation of minutes.
(b)
Specific Responsibilities. The JSC will:
(i)
review and discuss the Regulatory Documentation and Results exchanged under Section 4.3;
(ii)
discuss the Parties’ activities under this Agreement over the preceding Calendar Quarters, including the progress of Development, regulatory, Manufacturing and Commercialization activities, Commercialization forecasts, and any adverse events;
(iii)
review and discussion of the then-current Development Plan, Clinical Development Plan, and Commercialization Plan, and any Progress Report delivered under this Agreement;
(iv)
review and approval of any update or amendment to any Development Plan, Clinical Development Plan, or Commercialization Plan;
(v)
review, discuss and approve any update or amendment to any of Mabwell’s development, clinical development, or commercialization plans, to the extent any such update or amendment would reasonably be expected to (in Disc’s reasonable belief) materially adversely affect the Development or Commercialization of any Licensed Antibody or any Licensed Product by Disc in the Licensed Territory or by Mabwell in the Mabwell Territory pursuant to Section 2.5(e);
(vi)
review and discuss Clinical Trial Data generated over the preceding Calendar Quarters; and

(vii)
perform such other functions as appropriate, to further the purposes of this Agreement, in each case as agreed in writing by the Parties.
(c)
Meetings. During the Term, the JSC will meet at least quarterly, unless otherwise agreed to by the JSC. No later than [***] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. Either Party (through its Alliance Manager or otherwise) may also call a special meeting of the JSC by providing at least [***] prior written notice to the other Party if such Party reasonably believes that a significant matter must be discussed prior to the next scheduled meeting, in which event such Party will work with the Chairperson of the JSC to provide the members of the JSC no later than [***] prior to the special meeting with an agenda for the meeting and materials reasonably adequate to enable an informed review of the matters to be discussed. The JSC may meet in person, by videoconference, or by teleconference. In-person JSC meetings will be held at locations mutually agreed upon by the Parties. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect the information shared during the meeting. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [***] after each JSC meeting. Such minutes will be deemed approved unless one or more members of the JSC objects to the accuracy of such minutes within [***] of receipt. Minutes will be officially endorsed by the JSC at the next JSC meeting, and will be signed by the then-presiding Chairperson.
(d)
Reporting. At least [***] prior to each quarterly meeting of the JSC, each Party will circulate to the JSC members for discussion at such quarterly meeting a high-level summary of the status and activities conducted by or on behalf of such Party, its Affiliates and its Sublicensees with respect to the Exploitation of Licensed Antibodies and Licensed Products in such Party’s territory in the period since the last quarterly JSC meeting, together with a high-level summary of such activities proposed to be conducted in the next subsequent quarterly period.
(e)
Decision Making. All decisions within the JSC will be made by consensus, with each Party’s representatives collectively having one vote. If the JSC is unable to reach consensus on a matter for which it has decision making authority within [***] after such matter is referred to the JSC for decision, then either Party may elect by written notice to refer such matter to the Chief Executive Officers of both Parties for resolution, and the Chief Executive Officers of both Parties will use good faith efforts to resolve such dispute within [***]. If the Chief Executive Officers of both Parties cannot reach resolution with respect to such dispute, then (i) Disc will have final decision-making authority for all issues that relate to the Licensed Territory, except that Disc shall not make any final decision that would have a substantial likelihood of materially adversely affecting the Development or Commercialization of any Licensed Antibody or any Licensed Product in the Mabwell Territory; and (ii) Mabwell will have final decision-making authority for all issues that relate to the Mabwell Territory, except that Mabwell shall not make any final decision that would have a substantial likelihood of materially adversely affecting the Development or Commercialization of any Licensed Antibody or any Licensed Product in the Licensed Territory. If a Party reasonably believes in good faith that an action or inaction of the other Party would have a substantial likelihood of materially adversely affecting the Development or Commercialization of any Licensed Antibody or any Licensed Product in its respective Territory, such Party shall provide the JSC with reasonably sufficient details to further assess the circumstances and evaluate whether such material adverse effect exists or would exist. Without limitation to the foregoing, the Parties hereby agree that matters explicitly reserved to the consent, approval or other decision-making authority of one or both Parties, as expressly provided in this Agreement, are outside the jurisdiction and authority of the JSC, including amendment, modification or waiver of compliance with this Agreement (which may only be amended or modified as provided in Section 13.8). Neither Party will have the right to use its final decision-making authority to materially increase the other Party’s obligations under this Agreement or to a Third Party (including performance obligations of such other Party, the costs and expenses to be borne by such other Party, or payment or other obligations of such other Party).
2.6
Alliance Managers. Within [***] following the Effective Date, each Party shall appoint (and notify the other Party of the identity of) an alliance manager (each, an “Alliance Manager”). Each Party may, at any time, replace its Alliance Manager with another suitably qualified individual, on written notice to the other Party. The Alliance Managers shall meet at least [***] and shall be primarily responsible for facilitating communications between the Parties including by and through the JSC. Each Alliance Manager will also be responsible for:

(a)
providing a single point of communication and facilitating the flow of information;
(b)
ensuring that the governance procedures and the rules set forth herein are complied with;
(c)
identifying and raising disputes to the JSC for discussion in a timely manner;
(d)
planning and coordinating internal and external communications in accordance with the terms of this Agreement; and
(e)
planning and coordinating schedules for JSC meetings.

For the avoidance of doubt, the Alliance Managers will be entitled to attend all JSC meetings.

3.
Regulatory Matters
3.1
Notification of Clinical Trial Initiations. Disc shall notify Mabwell at least [***] prior to commencing any clinical trial (or expansion thereof) relating to Licensed Antibodies or Licensed Products in the Licensed Territory. Mabwell shall notify Disc at least [***] prior to commencing any clinical study (or expansion thereof) relating to Licensed Antibodies or Licensed Products in the Mabwell Territory.
3.2
Regulatory Documentation and Results.
(a)
Responsibility to File Regulatory Documentation. As between the Parties, Disc shall be solely responsible for filing and submitting, and shall have the sole right to file and submit, Regulatory Documentation (including INDs and BLAs) with respect to Licensed Products and Licensed Antibodies in the Licensed Territory during the Term. As between the Parties, Mabwell shall be solely responsible for filing and submitting, and shall have the sole right to file and submit, Regulatory Documentation (including INDs and BLAs) with respect to Licensed Products and Licensed Antibodies in the Mabwell Territory.
(b)
Assignment of Regulatory Filings. On a Licensed Antibody-by- Licensed Antibody basis, within [***] following Effective Date and concurrently with the payment set forth in Section 6.1 (Upfront Payment) from Disc, Mabwell will transfer and assign to Disc, free of all liens and encumbrances, Mabwell’s and its Affiliates’ entire right, title, and interest in and to, and copies of, all INDs, regulatory filings, and Regulatory Documentation and Results with respect to such Licensed Antibody in the Licensed Territory that is in the possession and control of Mabwell or its Affiliates, including any drug master files maintained by Mabwell, its Affiliates or a Third Party solely with respect thereto. In furtherance of the foregoing, the Parties will fully cooperate and promptly make the appropriate notifications or filings to the applicable Regulatory Authorities, including IND transfer letters, as may be necessary to effect such transfer.
(c)
Review of Regulatory Documentation Filings.
(i)
Filings by Disc. No later than [***] prior to filing or submitting any material Regulatory Documentation (including any INDs and BLAs) with or to any Regulatory Authority in the Licensed Territory, Disc shall provide Mabwell with a copy of such Regulatory Documentation only to the extent that such Regulatory Documentation is necessary or reasonably useful to Mabwell’s Development or Commercialization of Licensed Products in the Mabwell Territory. Mabwell shall promptly review and provide any comments through its designated representative and in any event no later than [***], and Disc shall consider in good faith any timely comments received from Mabwell. In addition, Disc will notify Mabwell of any material Regulatory Documentation submitted to or received from any Regulatory Authority in the Licensed Territory and, subject to any payments required by Mabwell pursuant to Section 2.3, will provide Mabwell with copies thereof within [***] after submission or receipt. Disc will also notify Mabwell of any other material communication with any Regulatory Authority in the Licensed Territory within [***] after such communication. Such Regulatory Documentation and material communications shall be subject to the license grant in Section 5.5(b).

(ii)
Filings by Mabwell. No later than [***] prior to filing or submitting any material Regulatory Documentation (including any INDs and BLAs) with or to any Regulatory Authority in the Mabwell Territory, Mabwell shall provide Disc with a copy of such Regulatory Documentation only to the extent that such Regulatory Documentation is necessary or reasonably useful to Disc’s Development or Commercialization of Licensed Products in the Licensed Territory. Disc shall promptly review and provide any comments through its designated representative and in any event no later than [***], and Mabwell shall consider in good faith any timely comments received from Disc. In addition, Mabwell will notify Disc of any material Regulatory Documentation submitted to or received from any Regulatory Authority in the Mabwell Territory and, subject to any payments required by Disc pursuant to Section 2.3, will provide Disc with copies thereof within [***] after submission or receipt. Mabwell will also notify Disc of any other material communication with any Regulatory Authority in the Mabwell Territory within [***] after such communication. Such Regulatory Documentation and material communications shall be subject to the license grant in Section 5.5(a).
(d)
Ownership of Regulatory Documentation and Results. As between the Parties, and subject to Section 11.4, Disc shall solely own all Regulatory Documentation and Results (including Regulatory Approvals) in the Licensed Territory. As between the Parties, Mabwell shall solely own all Regulatory Documentation and Results (including Regulatory Approvals) in the Mabwell Territory. Each Party shall cause all Persons who perform activities for such Party, its Affiliates, or its Sublicensees, as applicable, under this Agreement to be under an obligation to assign their rights in or to any Regulatory Documentation and Results to such Party. Without limiting the foregoing, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then such Party shall cause such Person to grant to such Party an exclusive license (even as to such Person) in or to such Regulatory Documentation and Results, including all rights therein or thereto. In no event shall a Licensed Antibody, Licensed Product, Licensed Patent, Licensed Materials, Licensed Know-How, Licensed Improvement Patent and Licensed Improvement Know-How which are solely owned by Mabwell be construed as Regulatory Documentation and Results.
(e)
Regulatory Audits and Inspection. Upon reasonable advance notice, each Party or its representatives will have the right to audit the regulatory, safety, quality and compliance systems, Clinical Trial Data, procedures and practices of the other Party, its Affiliates, Sublicensees or subcontractors (including clinical trial sites) relating to the Development, Manufacture and Commercialization of each Licensed Antibody and Licensed Product, to the extent that such audit is necessary for the auditing Party to respond to a specific request or inquiry from a Regulatory Authority. Each Party will promptly notify the other Party of any audit or inspection of such Party, its Affiliates, Sublicensees or subcontractors by any Regulatory Authority relating to the Licensed Products and will provide the other Party with a summary of any material findings in connection therewith. Each Party will also permit the Regulatory Authorities to conduct audits and inspections of other Party, its Affiliates, Sublicensees or subcontractors relating to the Licensed Products where required by Applicable Law, and will ensure that such Affiliates, Sublicensees and subcontractors permit and cooperate with such audits and inspections.
(f)
Regulatory Meetings. Each Party shall provide the other Party with reasonable advance notice of all material meetings, conferences and discussions with any Regulatory Authority in its territory related to the Licensed Antibody or Licensed Products, and shall promptly provide the other Party with a written summary of such meeting or discussion, including the result, action or decision from such meeting or discussion with Regulatory Authority.
3.3
Recalls, Suspensions, and Withdrawals.
(a)
Licensed Territory. Disc shall notify Mabwell [***] following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Licensed Territory and shall include in such notice the reasoning behind such determination and any supporting facts. As between the Parties, Disc shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Licensed Territory during the Term; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Disc shall consult with Mabwell and shall consider Mabwell’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Licensed Territory, as between the Parties, Disc shall initiate such a recall, market suspension or market withdrawal in compliance with Applicable Law, provided that after the termination of this Agreement Mabwell shall have the right to initiate and control initiate such a recall, market suspension or market withdrawal. Disc shall be responsible for all costs of any such recall, market suspension, or market withdrawal, except in the event and to the extent that a recall, market suspension or market withdrawal resulted from Mabwell’s breach of its obligations hereunder or from such Mabwell’s or its Representatives fraud, gross negligence, willful misconduct, or failure to comply with Applicable Law, in which case Mabwell shall bear the expense of such recall, market suspension or market withdrawal.
(b)
Mabwell Territory. Mabwell shall notify Disc [***] following its determination that any event, incident or circumstance has occurred that may result in the need for a recall, market suspension or market withdrawal of a Licensed Product in the Mabwell Territory and shall include in such notice the reasoning behind such determination and any supporting facts during the Term. As between the Parties, Mabwell shall have the right to make the final determination whether to voluntarily implement any such recall, market suspension or market withdrawal in the Mabwell Territory; provided that prior to any implementation of such a recall, market suspension or market withdrawal, Mabwell shall consult with Disc and shall consider Disc’s comments in good faith. If a recall, market suspension or market withdrawal is mandated by a Regulatory Authority in the Mabwell Territory, as between the Parties, Mabwell shall initiate such a recall, market suspension, or market withdrawal in compliance with Applicable Law. Mabwell shall be responsible for all costs of any such recall, market suspension or market withdrawal, except in the event and to the extent that a recall, market suspension or market withdrawal resulted from Disc’s breach of its obligations hereunder or from such Disc’s or its Representatives fraud, gross negligence, willful misconduct, or failure to comply with Applicable Law, in which case Disc shall bear the expense of such recall, market suspension or market withdrawal.
3.4
Safety Databases.
(a)
Global Safety Database; Licensed Territory. As between the Parties, Disc shall establish, hold and maintain ([***]) a global safety database for Licensed Antibodies and Licensed Products with respect to information on adverse events concerning Licensed Antibodies and Licensed Products, as and to the extent required by Applicable Law. Disc shall collect all information necessary to comply with its pharmacovigilance responsibilities in the Licensed Territory, including, as applicable, any adverse drug experiences taking place within the Licensed Territory (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States) from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies, and commercial experiences with a Licensed Product, and such safety database shall be maintained by Disc for at least [***].
(b)
Mabwell Territory. Mabwell shall establish, hold and maintain ([***]) a safety database for Licensed Products in the Mabwell Territory. Mabwell shall collect all information necessary to comply with its pharmacovigilance responsibilities in the Mabwell Territory, including, as applicable, any adverse drug experiences taking place within the Mabwell Territory (including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32 or 314.80 or to foreign Regulatory Authorities under corresponding Applicable Law outside the United States) from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, clinical studies and commercial experiences with a Licensed Product, and such safety database shall be maintained by Mabwell for at least [***].
3.5
Adverse Event Reporting. Within [***] following the Effective Date, Disc and Mabwell shall enter into a Safety Data Exchange Agreement (“SDEA”). The SDEA will define the pharmacovigilance responsibilities of the Parties and govern the process and procedures for the exchange of global adverse event safety data between the Parties in a mutually agreed format in order to monitor the safety Licensed Antibodies and Licensed Products and to meet reporting requirements for applicable Regulatory Authority. Subject to Section 11.4, Disc shall be responsible for all such reporting requirements in the Licensed Territory, and Mabwell shall be responsible for all such reporting requirements in the Mabwell Territory.

4.
Technology and Regulatory Transfer, Manufacturing, and Supply
4.1
Transfer of Licensed Know-How and Licensed Materials.
(a)
Transfer of Initial Licensed Know-How and Licensed Materials. Within [***] following the Effective Date and concurrently with the payment set forth in Section 6.1 (Upfront Payment) from Disc, Mabwell shall transfer to Disc: [***].
(b)
Transfer of Licensed Improvement Know-How and Joint Improvement Know-How. Upon the reasonable written request of Disc and to the extent not previously provided, Mabwell shall transfer to Disc [***]. For clarity, nothing herein obligates Mabwell to generate any Licensed Improvement Know-How.
(c)
Subsequent Transfers of Licensed Know-How. To the extent not provided pursuant to Section 4.1(a) or 4.1(b), from time to time during the Term, Mabwell shall keep Disc reasonably informed as to any Licensed Know-How that comes into Mabwell’s Control, and upon Disc’s written request and to the extent not previously provided, Mabwell will provide to Disc [***].
(d)
Translations of Know-How. Mabwell is only obligated to provide all Know-How under this Section 4.1 in the language in which such Know-How then exists (without translating such Know-How into another language), and if Disc reasonably requests the translation of any Know-How, any such translation will be performed [***].
4.2
Transfer of Arising Know-How and Joint Improvement Know-How by Disc.
(a)
Transfer of Arising Know-How and Joint Improvement Know-How. Upon the reasonable written request of Mabwell and to the extent not previously provided, Disc shall transfer to Mabwell [***].
(b)
Translations of Know-How. Disc is only obligated to provide all Know-How under this Section 4.2 in the language in which such Know-How then exists (without translating such Know-How into another language), and if Mabwell reasonably requests the translation of any Know-How, any such translation will be performed [***].
4.3
Transfer of Regulatory Documentation and Results. To the extent not provided pursuant to Article 3, from time to time during the Term, Mabwell shall keep Disc reasonably informed as to any Regulatory Documentation and Results that comes into Mabwell’s Control to the extent necessary or reasonably useful for Disc to Exploit Licensed Products in the Licensed Territory. Subject to any required payments by Disc pursuant to Section 2.3, and upon Disc’s request, Mabwell shall transfer to Disc a copy of any such Regulatory Documentation and Results. Additionally, to the extent not provided pursuant to Article 3, from time to time during the Term, Disc shall keep Mabwell reasonably informed as to any Regulatory Documentation and Results that comes into Disc’s Control to the extent necessary or reasonably useful for Mabwell to Exploit Licensed Products in the Mabwell Territory. Subject to any required payments by Mabwell pursuant to Section 2.3, and upon Mabwell’s request, Disc shall transfer to Mabwell a copy of any such Regulatory Documentation and Results.
4.4
Supply of Licensed Antibody for Phase I Clinical Trial.
(a)
Phase I Trial Supply. Subject to Section 4.4(b), Mabwell shall or cause its Affiliate to supply to Disc [***] in accordance with (i) the applicable product specifications and manufacturing processes for such Licensed Product as set forth in Schedule 4.4(a) (the “Product Specification”) and (ii) FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008), for Disc to conduct a Phase I Clinical Trial in the relevant jurisdiction(s) in the Licensed Territory (the “Inventory”). Mabwell hereby agrees to timely (and in no event later than [***] following the Effective Date unless otherwise agreed to by the Parties) provide to Disc, at no cost to Disc other than any transportation charges, which shall be at the expense of and chargeable to Disc, including any duties or customs charges, such quantity of Inventory as set forth in this Section 4.4(a). For the avoidance of doubt and notwithstanding the foregoing sentence, Mabwell may retain reference samples of such Inventory.
(b)
Storage and Delivery of Inventory. Prior to supplying Disc or its designee with the Inventory, Mabwell shall hold such Inventory on Disc’s behalf and conduct stability testing of such Inventory on Disc’s behalf for up to [***] from the Effective Date of this Agreement without charge to Disc (“Retention Period”). Disc may request, and Mabwell may, but is not obligated, to agree, that Mabwell holds such Inventory for an additional [***] after the Retention Period subject to a storage fee to be paid by Disc to Mabwell as mutually agreed by the Parties. In any event, Mabwell shall have no obligation to hold the Inventory for more than [***] following the Effective Date. After the Retention Period, all actual and reasonable Inventory-related costs, storage costs, transportation costs, landing costs and other costs associated with such stability testing shall be borne by Disc. Mabwell shall invoice to Disc for such actual and reasonable costs on a monthly or quarterly basis at Mabwell’s sole election, and Disc shall pay such costs within [***] after receiving such invoice.
(c)
Inventory Representations and Warranties. Mabwell hereby represents and warrants that: (i) the Inventory is Manufactured in accordance with the Product Specification and FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008), (ii) as of the date on which the Inventory is supplied to Disc or its designee hereunder, such Inventory will have been stored and maintained in accordance with the Product Specification; and (iii) the Inventory is free and clear of any liens, charges and encumbrances. Together with the delivery of the Inventory, Mabwell shall provide Disc with a certificate of compliance stating that the Inventory delivered to Disc was Manufactured in accordance with Product Specification and FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008).
(d)
Quality. Within [***] following the Effective Date, Mabwell and Disc will negotiate in good faith and enter into a quality agreement in accordance with the Product Specification (“Quality Agreement”) on commercially reasonable terms with respect to the Inventory Manufactured by or on behalf of Mabwell pursuant to this Section 4.4. The Quality Agreement will contain provisions necessary for compliance with Product Specification and FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008), including responding to requests and inquiries from Regulatory Authorities during the Term, including reviews of batch records, analytical tests, quality audits and inspections of Mabwell’s manufacturing facilities, in each case to the extent related to the Inventory supplied by Mabwell to Disc hereunder.
(e)
Rejection of Inventory. In the event that (i) the Inventory does not comply with the Product Specification, (ii) the Inventory has not been stored or maintained in accordance with the Product Specification as of the date on which the Inventory is supplied to Disc or its designee, or (iii) a Regulatory Authority determines that the applicable Inventory does not comply with FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008), in each case (i)-(iii), without limiting Disc’s remedies under this Agreement, Mabwell shall, at no cost to Disc, promptly Manufacture and deliver to Disc (or its designee) replacement quantities of Inventory that comply with Product Specifications and FDA Guidance for Industry: cGMP for Phase I Investigational Drugs (July 2008) and addresses any specific feedback from a Regulatory Authority. To the extent applicable, Mabwell shall also provide Disc with corresponding documentation detailing how the newly Manufactured Inventory overcomes the concerns raised by the applicable Regulatory Authority regarding the original Inventory.
(f)
Additional Manufacture of Licensed Antibodies and Licensed Products. Subject to Section 4.4(e) and Section 4.5, as between the Parties, for the supply of all further quantities of Licensed Antibodies and Licensed Products beyond that contained in the Inventory, Disc shall have the sole responsibility for procuring, and shall at its own expense Manufacture (or have Manufactured), such Licensed Antibodies and Licensed Products for its Development and Commercialization activities in the Field in the Licensed Territory. Notwithstanding the foregoing, the Parties may choose to enter into a separate supply agreement for Mabwell’s supply of further quantities of Licensed Antibodies and Licensed Products beyond that contained in the Inventory.
4.5
Manufacture and Technology Transfer and Licensed Materials.
(a)
For clarity, pursuant to the license granted to it under Section 5.1, Disc shall have the right to Manufacture Licensed Products in the Licensed Territory or Mabwell Territory for the purpose of Disc’s Development, Commercialization and other Exploitation activities hereunder with respect thereto in the Licensed Territory.

(b)
Without limiting Section 4.1, and to the extent not previously provided under Section 4.1(a), within [***] after the written request of Disc, Mabwell shall provide Disc (or its Qualified Contract Manufacturer) [***] (clauses (i)-(iii), collectively, the “Manufacturing Technology Transfer”). In addition, [***] Mabwell shall provide to Disc (or its Qualified Contract Manufacturer) consulting and technical assistance, using qualified and competent personnel, reasonably required for Disc (or its Qualified Contract Manufacturer) to complete and fully enable the Manufacturing Technology Transfer, up to [***] full-time equivalent (“FTE”) hours. Any additional assistance for the same, using qualified and competent personnel, shall be at a rate of [***] per hour (or [***] at [***] hours per annum) up to [***] additional FTE hours, with a maximum total of [***] total FTE hours of assistance under this Section 4.5(b).
5.
Grant of Rights
5.1
Disc Exclusive License to Licensed IP. Subject to the terms and conditions of this Agreement, including Section 5.2, Mabwell hereby grants to Disc an exclusive (even as to Mabwell and its Affiliates), royalty bearing (in accordance with Section 6.3), non-transferable (other than as provided in Section 13.3) license, with the right to grant sublicenses (in accordance with Section 5.7), under the Licensed IP to (a) Exploit Licensed Antibodies and Licensed Products in the Field in the Licensed Territory, and (b) conduct (whether directly or on its behalf) pre-clinical research and Manufacturing activities for the Licensed Antibodies or Licensed Products in the Mabwell Territory solely for purposes of Exploiting such Licensed Antibodies and Licensed Products in the Licensed Territory.
5.2
Mabwell Retained Rights. Mabwell and each of its Affiliates shall retain the right under the Licensed IP and Licensed Materials to (a) perform Mabwell’s obligations under this Agreement, and (b) directly or on its behalf, conduct pre-clinical research and Manufacturing activities for Licensed Antibodies and Licensed Products in the Licensed Territory for purposes of Exploiting such Licensed Antibodies and Licensed Products in the Mabwell Territory. Mabwell and each of its Affiliates shall also retain all rights under the Licensed IP and Licensed Materials that are not expressly licensed to Disc under this Agreement.
5.3
Mabwell License to Arising IP and Joint Improvement IP. Subject to the terms and conditions of this Agreement, Disc hereby grants to Mabwell (a) an exclusive (even as to Disc and its Affiliates or Sublicensees, but subject to Disc’s rights retained under Section 5.4), royalty-free, fully paid-up, non-transferable (other than as provided in Section 13.3) license, with the right to grant sublicenses (in accordance with Section 5.7), under the Arising IP and Disc’s interest in Joint Improvement IP to Exploit Licensed Antibodies and Licensed Products in the Field in the Mabwell Territory, (b) a non-exclusive, royalty-free, fully paid-up, non-transferable (other than as provided in Section 13.3) license, with the right to grant sublicenses (in accordance with Section 5.7) under the Arising IP solely to (i) directly or on its behalf, conduct pre-clinical research and Manufacturing activities during the Term for Licensed Antibodies and Licensed Products in the Licensed Territory, for purposes of Exploiting such Licensed Antibodies and Licensed Products in the Mabwell Territory and (ii) perform Mabwell’s obligations under this Agreement.
5.4
Disc Retained Rights. Disc and each of its Affiliates shall retain the right under the Arising IP and Disc’s interest in Joint Improvement IP to (a) perform Disc’s obligations under this Agreement, and (b) directly or on its behalf, conduct pre-clinical research and Manufacturing activities for Licensed Antibodies and Licensed Products in the Mabwell Territory for purposes of Exploiting such Licensed Antibodies and Licensed Products in the Licensed Territory. Disc and each of its Affiliates shall also retain all rights under the Arising IP and Disc’s interest in Joint Improvement IP that are not expressly licensed to Mabwell under this Agreement.
5.5
Rights of Reference and Right to Use Results.
(a)
Disc Right of Reference and License to Regulatory Documentation and Results. Subject to any required payments by Disc pursuant to Section 2.3, Mabwell hereby grants to Disc (i) the right to reference Mabwell Regulatory Documentation and Results, with the right to grant further rights of reference in accordance with Section 5.7; and (ii) a non-exclusive, non-transferable (other than as provided in Section 13.3), royalty-free license, with the right to grant sublicenses in accordance with Section 5.7, to copy, access, and otherwise use and have used Mabwell Regulatory Documentation and Results, in each case ((i) and (ii)) solely for purposes of Developing and obtaining Regulatory Approval of Licensed Products in the Licensed Territory during the Term or after the expiration

(but not early termination) of this Agreement, subject to the terms and conditions of, and in accordance with, this Agreement.
(b)
Mabwell Right of Reference and License to Regulatory Documentation and Results. Subject to any required payments by Mabwell pursuant to Section 2.3, Disc hereby grants to Mabwell (i) the right to reference Disc Regulatory Documentation and Results, with the right to grant further rights of reference in accordance with Section 5.7; and (ii) a non-exclusive, non-transferable (other than as provided in Section 13.3), royalty-free license to copy, access, and otherwise use or have used Disc Regulatory Documentation and Results, in each case ((i) and (ii)) solely for purposes of Developing and obtaining Regulatory Approval of Licensed Products in the Mabwell Territory during the Term or after the expiration (but not early termination) of this Agreement, subject to the terms and conditions of, and in accordance with, this Agreement.
(c)
Cooperation.
(i)
Subject to Disc’s required payments pursuant to Section 2.3, Mabwell shall, if requested by Disc, provide a signed statement that Disc may rely on, and the applicable Regulatory Authority may access, any Mabwell Regulatory Documentation and Results in support of Disc’s application for Regulatory Approval in the Licensed Territory for a Licensed Product pursuant to Section 5.5(a). Neither Party shall withdraw or inactivate any regulatory filing under its Control that the other Party references pursuant to this Section 5.5 without the other Party’s consent (which shall not be unreasonably withheld, delayed, or conditioned).
(ii)
Subject to Mabwell’s required payments pursuant to Section 2.3, Disc shall, if requested by Mabwell, provide a signed statement that Mabwell may rely on, and the applicable Regulatory Authority may access, any Disc Regulatory Documentation and Results in support of Maxwell’s application for Regulatory Approval in the Mabwell Territory for a product that contains a Licensed Antibody as an active ingredient.
5.6
Disc License to Licensed Materials. Mabwell hereby grants Disc an exclusive (but subject to rights retained under Section 5.2), non-transferable (other than as provided in Section 13.3), royalty-free license, with the right to grant sublicenses in accordance with Section 5.7, to (a) use or have used the Licensed Materials and (b) Manufacture or have Manufactured Licensed Antibodies or Licensed Product, in each case (a) and (b), for purposes of exercising its rights and carrying out its obligations under this Agreement in the Mabwell Territory (in connection with Disc’s rights in the Mabwell Territory under Sections 5.1(b) and 5.4) and the Licensed Territory.
5.7
Sublicenses Under Rights of Reference. Each Party shall have the right to grant sublicenses (or further rights of reference), through multiple tiers, under the licenses and rights of reference granted to such Party in this Article 5. Any such sublicenses shall be consistent with this Agreement.
5.8
Sublicensees Generally. Each Party shall be liable for all acts and omissions of its Sublicensees, and breach of a Sublicensee shall be deemed a breach of such Party. Mabwell shall notify Disc and provide the name of the sublicensee to Disc after the grant of a sublicense (other than non-exclusive sublicenses granted to research and development or commercialization subcontractors in Mabwell’s ordinary course of business) within [***] after the execution thereof. Disc will provide Mabwell a copy of each sublicense (other than non-exclusive sublicenses granted to research and development subcontractors in Disc’s ordinary course of business) and any subsequent amendments thereto, within [***] of execution or receipt thereof, as the case may be. Disc will provide Mabwell all copies of Disc’s Sublicensees’ royalty reports within [***] of receipt thereof. Such sublicense, amendment, and royalty report copies may redact sensitive information not necessary for Mabwell to ascertain such sublicensee’s compliance with this Agreement. The terms of each sublicense, including the rights granted to each Sublicensee under the Licensed IP or Arising IP, as applicable, will be consistent with the applicable terms of this Agreement, including the rights granted to Disc under Section 5.1 and to Mabwell under Section 5.3, in each case, applicable to the scope of the sublicense granted to such Sublicensee. Each Party will require language materially similar to that in Section 9.1(e) in every sublicense and subcontract agreement under this Agreement. Each Party may fulfill any of its obligations or responsibilities under this Agreement through any of its Affiliates, Sublicensees or Third Party subcontractors.
5.9
Exclusivity.
(a)
Mabwell Exclusivity. [***].
(b)
Disc Exclusivity. [***].

(c)
Transactions Involving Competing Products.
(i)
Acquisition of Existing Competing Product. If, after the Execution Date, any Third Party becomes an Affiliate of either Party (the “Acquired Affiliate”) as a result of a merger, acquisition, consolidation, asset sale, or other similar transaction (whether in a single transaction or series of related transactions), other than pursuant to a Change of Control of such Party (the “Acquiring Party”), the foregoing restrictions in this Section 5.9 shall not apply to any Competing Product of such Acquired Affiliate existing as of the closing date of such transaction, provided that (1) the Acquiring Party implements (as of the closing of such transaction) and enforces Firewalls, and (2) the Acquiring Party provides the other Party with written notice of such transaction promptly, but no later than [***], following the earlier of the first public announcement of such transaction or the execution of a definitive agreement relating to such transaction and the Acquiring Party shall (or shall cause such Acquired Affiliate to), within [***] after the closing of such transaction, either: (x) complete a Divestiture of the Competing Product; or (y) wind down and terminate the development or commercialization of such Competing Product. “Divestiture” means, with respect to a Party and a Competing Product, that such Party or its Acquired Affiliate sells or transfers all rights to such Competing Product to a Third Party without further contractual obligation for such Party or any of its Affiliates to undertake or support any diligence or performance obligations with respect to such Competing Product, or to perform or support any development, manufacturing or commercial activities with respect to such Competing Product.
(ii)
Competing Products of Acquirers. The foregoing restrictions in this Section 5.9 shall not apply to Persons that become Affiliates of a Party after the Execution Date as a result of a Change of Control of such Party, provided that such Party implements (as of the closing of such transaction) and enforces Firewalls.
(d)
[***].
5.10
No Implied Licenses. No right or license under any Know-How, Patents or Regulatory Documentation and Results of either Party or its Affiliates is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement. Disc will not, and will not permit any of its Affiliates or Sublicensees to, practice any Licensed IP outside the scope of the license granted by Mabwell to Disc under Section 5.1.
5.11
Restrictions on Encumbrances. Each Party will not, and will not authorize any of its Affiliates, subcontractors, or Sublicensees (or their further Sublicensees or subcontractors) to, assign, transfer, convey or otherwise encumber its right, title and interest in the Licensed Patents or Arising Patents, or any component of the Licensed Know-How or Arising Know-How, in the Licensed Territory or in the Mabwell Territory, in each case in a manner that would conflict with or adversely affect the license and rights granted to the other Party under this Agreement.
6.
Payments and Records
6.1
Upfront Payment. In partial consideration of the rights granted by Mabwell to Disc hereunder, within [***] following the Effective Date, Disc shall pay to Mabwell a one-time non-refundable payment of ten million Dollars ($10,000,000).
6.2
Milestone Payments.
(a)
Development and Regulatory Milestones. In partial consideration of the rights granted by Mabwell to Disc hereunder, Disc shall pay Mabwell the following one-time, non-refundable milestone payments (each, a “Development and Regulatory Milestone Payment”) for the first Licensed Product to achieve each milestone event below (each, a “Development and Regulatory Milestone Event”) by Disc, its Affiliates or its Sublicensee in the Licensed Territory. For clarity, each Development and Regulatory Milestone Payment shall be made only once, regardless of the number of times the corresponding Development and Milestone Regulatory Event is achieved (and regardless of whether the corresponding Development and Milestone Regulatory Event is achieved for more than one Licensed Product in the Licensed Territory).

Development and Regulatory Milestone Event	Development and Regulatory Milestone Payment
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]

Total Development and Regulatory Milestone Payments: $127.5 million.

If a Development and Regulatory Milestone Event with respect to the First Indication, Second Indication or Third Indication is skipped and not been paid but a subsequent Development and Regulatory Milestone Event is achieved with respect to such Indication, then all prior Development and Regulatory Milestone Event for Licensed Product for such Indication shall be deemed achieved and shall become due and payable at the time of achievement of the subsequent Development and Regulatory Milestone Event.

As used herein, “First Indication”, “Second Indication” and “Third Indication” refer to the order of Indications for which the milestones are achieved, and do not need to be the same for each milestone. For example, “Second Indication” can be different for “Initiation of a Phase III Clinical Trial in the Second Indication in Licensed Territory” and “Obtaining Regulatory Approval in the United States for the Second Indication”.

(b)
Commercial Milestones. In partial consideration of the rights granted by Mabwell to Disc hereunder, Disc shall pay to Mabwell the following one-time, non-refundable payments (each, a “Commercial Milestone Payment”) upon the first achievement of the annual Net Sales of Licensed Products in the Licensed Territory as follows in a given Calendar Year (each, a “Commercial Milestone Event”). For clarity, each Commercial Milestone Payment shall be made only once, regardless of whether the corresponding Commercial Milestone Event is achieved multiple times.

Commercial Milestone Event	Commercial Milestone Payment
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]
Upon first achieving Net Sales of Licensed Products totaling [***] in a Calendar Year.	[***]

Total Commercial Milestone Payments: $275 million.

(c)
Payment of Development and Regulatory Milestone Payments and Commercial Milestone Payments. Disc shall notify Mabwell promptly of the achievement of each Development and Regulatory Milestone Event and Commercial Milestone Event. In the event that, notwithstanding the fact that Disc has not provided Mabwell such a notice, Mabwell believes that any such milestone event has been achieved, it shall so notify Disc in writing, and the Parties shall promptly meet and discuss in good faith whether such milestone event has been achieved. Any dispute under this Section 6.2(c) regarding whether or not such a milestone has been achieved shall be subject to resolution in accordance with Section 13.5. All undisputed Development and Regulatory Milestone Payments and Commercial Milestone Payments shall be due within [***] after the achievement of the applicable milestone event. For the avoidance of doubt, all undisputed portions of Development and Regulatory Milestone Payments and Commercial Milestone Payments shall be due and payable within [***] after the achievement of the applicable milestone event as set forth in this Section 6.2(c) pending resolution of any disputed portion of a milestone event.
6.3
Royalties.
(a)
Royalty Rates. In partial consideration of the rights granted by Mabwell to Disc hereunder, and subject to Sections 6.3(b) and 6.3(c), Disc shall pay to Mabwell a royalty on Net Sales of all Licensed Products in the Licensed Territory during each Calendar Year, at the following rates:

Portion of Net Sales in a Calendar Year	Royalty Rate on such Portion of Net Sales in such Calendar Year
Portion of Net Sales greater than [***] and less than [***] in a Calendar Year.	[***]
Portion of Net Sales between greater than or equal to [***] and less than [***] in a Calendar Year.	[***]
Portion of Net Sales greater than or equal to [***] and less than [***] in a Calendar Year.	[***]

Portion of Net Sales greater than or equal to [***] and less than [***] in a Calendar Year.	[***]
Portion of Net Sales greater than or equal to [***] and less than [***] in a Calendar Year.	[***]
Portion of Net Sales greater than or equal to [***] in a Calendar Year.	[***]
(b)
Royalty Term. Disc shall have no obligation to pay any royalty with respect to Net Sales of a Licensed Product in any country after the Royalty Term for such Licensed Product in such country has expired.
(c)
Royalty Rate Reductions. The royalties payable under Section 6.3(a) will be subject to the following:
(i)
Third Party Licenses. If Disc enters into an agreement with a Third Party in order to obtain a license to a Patent of a Third Party in a country in the Licensed Territory that Covers (A) the composition of matter of a Licensed Antibody (but excluding any modification made by Disc to the Initial Antibody), or (B) a method of use (including method of treatment, administration claims) of a Licensed Antibody in any of the following Indications: [***], in each case (A) and (B), Disc shall be entitled to deduct from royalties payable under Section 6.3(a) in a given Calendar Year, with respect to the Net Sales of Licensed Products containing such Licensed Antibody in such country, [***] of all royalty payments paid to such Third Party on account of the sales of such Licensed Product in such country in such Calendar Year under such agreement to the extent directly attributable to such Third Party Patent;
(ii)
Biosimilar Competition. If during the Royalty Term for a given Licensed Product in a given country in the Licensed Territory, unit sales of Biosimilars of such Licensed Product in such country in a Calendar Quarter equal or exceed [***] of the total market (i.e., the sum of the total number of units for such Biosimilars and Licensed Product), then, commencing upon January 1 of the following Calendar Year and for so long as the sales of such Biosimilars in such country in a Calendar Quarter continue to equal or exceed [***] of the of the total market, the royalty rates set forth in Section 6.3(a) in such country during such Calendar Quarter each shall be reduced by [***]. Unit volume sales will be identified and calculated based on relevant information published by IQVIA, any successor to IQVIA, or any other similar industry-standard Third Party source used by Disc; and
(iii)
Lack of Patent Protection. If a Licensed Product is not Covered by any Licensed Patent in a given country in the Licensed Territory during a Calendar Quarter, the applicable royalty rate(s) in Section 6.3(a) shall be reduced by [***] in such country during such Calendar Quarter;
(iv)
Cumulative Reductions Floor. Notwithstanding Sections 6.3(c)(i)-6.3(c)(iii), the cumulative offset pursuant to this Section 6.3(c) will not decrease the royalties otherwise payable by Disc to Mabwell under Section 6.3(a) (following application of all applicable reductions under this Section 6.3(c)) by more than [***] on a Licensed Product-by-Licensed Product and country-by-country basis in any Calendar Quarter. Disc may carry forward any such reductions permitted in accordance with this Section 6.3(c) that are incurred or accrued in a Calendar Quarter but that are not applied against royalties due to Mabwell for such Licensed Product in such country in such Calendar Quarter as a result of the foregoing floor and apply such amounts against royalties due to Mabwell for such Licensed Product in such country in any subsequent Calendar Quarter (subject to the minimum floor set forth in this Section 6.3(c)(iv)) until the amount of such reduction has been fully applied against royalties due to Mabwell for such Licensed Product in such country.
(d)
Royalty Reports and Payments. Disc shall calculate all amounts payable to Mabwell pursuant to Section 6.3(a) (subject to Sections 6.3(b) and 6.3(c)) for each Calendar Quarter at the end of such Calendar Quarter. Such amounts shall be converted to Dollars in accordance with Section 6.6. Disc shall pay to Mabwell the royalty amounts due with respect to a given Calendar Quarter within [***] after the end of such Calendar Quarter. Each payment of royalties due to Mabwell shall be accompanied by a statement specifying for the applicable Calendar Quarter, on country-by-country basis, Gross Sales, Net Sales, deductions taken to arrive at Net Sales (including such amounts expressed in local currency and as converted to Dollars), and a calculation of the royalty payments due on such Net Sales.
6.4
Sublicense Revenue. In partial consideration of the rights granted by Mabwell to Disc hereunder, Disc shall pay to Mabwell a percentage of all Sublicense Revenue as follows. Payments of applicable Sublicense Revenue to Mabwell will be due within [***] after receipt of such Sublicense Revenue by Disc from a Sublicensee.

Sublicense Revenue Tier	Percentage Due
Sublicense Revenue under a sublicense granted [***].	[***]
Sublicense Revenue under a sublicense granted [***].	[***]
Sublicense Revenue under a sublicense granted [***].	[***]
Sublicense Revenue under a sublicense granted [***].	[***]
Sublicense Revenue under a sublicense granted [***].	[***]
Sublicense Revenue under a sublicense granted [***].	[***]

6.5
Mode of Payment; Offsets. All payments to Mabwell under this Agreement shall be made by deposit of Dollars in the requisite amount to the following bank account, or such other bank account as Mabwell may from time to time designate by notice to Disc: [***]

For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), Disc shall convert any amount expressed in a foreign currency into Dollar equivalents upon written notice to Mabwell using its or its Sublicensee’s, as applicable, standard conversion methodology consistent with GAAP.

6.6
Taxes.
(a)
General. Except as otherwise provided in this Section 6.6, all payments made by Disc to Mabwell pursuant to this Agreement (each, a “Payment”) shall be paid free and clear of any and all taxes, except for any withholding taxes required by Applicable Law. Any amounts withheld, deducted or paid to any governmental or taxing authority that are not the result of a Withholding Tax Action (as defined below) shall be treated as paid to Mabwell for the purposes of this Agreement. If any Taxes are required to be withheld from a Payment, and such withholding cannot be reduced or eliminated under an applicable tax treaty, Disc shall (i) deduct or withhold from the Payment any taxes that it is required by Applicable Law to deduct or withhold, (ii) pay such taxes to the applicable governmental or taxing authority, (iii) remit the remaining amount of such Payment to Mabwell, and (iv) send to Mabwell proof of such payment within [***] following such payment. Notwithstanding the foregoing, the Parties acknowledge and agree that if Disc (or its assignee pursuant to Section 13.3) is required by Applicable Law to withhold taxes in respect of any Payment, and if such withholding obligation arises or is increased solely as a result of a Withholding Tax Action by Disc after the Effective Date, then, notwithstanding anything to the contrary herein, any such Payment shall be increased to take into account such increased withholding taxes as may be necessary so that, after making all required withholdings, Mabwell (or its assignee pursuant to Section 13.3) receives an amount equal to the sum it would have received had no such Withholding Tax Action occurred. A “Withholding Tax Action” means (i) a permitted assignment by Disc pursuant to Section 13.3 to an Affiliate outside of the United States; (ii) the exercise by Disc of its rights under this Agreement through an Affiliate outside of the United States; (iii) a redomiciliation of Disc, or an assignee or a successor to a jurisdiction outside the United States; and (iv) any action by Disc that causes this Agreement to become subject to tax in a jurisdiction outside of the United States or subject any Payments to withholding in any jurisdiction that would not have been required absent such action.

(b)
Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement. Disc shall use commercially reasonable efforts to inform Mabwell of any forms, certificates or other items necessary to reduce or eliminate any such withholding or similar taxes and provide Mabwell a reasonable opportunity to provide such forms, certificate or other items. Without limiting the foregoing, if a Party is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to the other Party or the appropriate governmental authority (with the assistance of the other Party to the extent that this is reasonably required and is requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the other Party of its obligation to withhold such tax, and the other Party shall apply the reduced rate of withholding or dispense with withholding, as the case may be; provided that the other Party has received evidence of the requesting Party’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least [***] prior to the time that the applicable payments are due.
(c)
Value Added Tax. Notwithstanding anything contained in Section 6.5 or in this Section 6.6, this Section 6.6(c) shall apply with respect to any sales, use, transfer, documentary, goods and services, value added or similar tax (“VAT”). All Payments are exclusive of VAT. If any VAT is chargeable in respect of any Payments, Disc shall pay VAT at the applicable rate in respect of any such Payments following the receipt of a VAT invoice in the appropriate form issued by Mabwell in respect of those Payments, such VAT to be payable on the later of the due date of the payment of the Payments to which such VAT relates and [***] after the receipt by Disc of the applicable invoice relating to such VAT payment. If Mabwell directly pays any VAT, Disc shall promptly reimburse Mabwell for such VAT, including all reasonable related costs.
(d)
Foreign Derived Intangible Income. The Parties shall use commercially reasonable efforts to provide, and to cause their respective Affiliates, subcontractors, sublicenses, customers, and applicable Third Parties to provide, at the expense of the requesting Party, any information and documentation reasonably requested by the other Party to obtain the benefits with respect to payments made under this Agreement of (i) Section 250 of the Internal Revenue Code of 1986, as amended and the applicable Treasury Regulations and/or (ii) any new U.S. federal income tax legislation enacted during the term of this agreement that could reasonably be expected to provide a material tax benefit to either Party.
6.7
Interest on Late Payments. Without limiting any other rights or remedies available to a Party hereunder, any undisputed late payment or portion thereof by a Party will bear interest, to the extent permitted by Applicable Law, at an annual rate of [***], computed from the date such payment was due until the date the applicable Party makes the payment. Where the late payment is caused by recipient of the payment, including for reasons such as failure to communicate in a timely manner changes to bank details, or failure to respond to communications from payor regarding the interpretation or dispute of the terms of such payment, then no interest will be payable by payor.
6.8
Financial Records. Disc shall, and shall cause its Affiliates and Sublicensees to, keep complete and accurate financial books and records pertaining to the Commercialization of Licensed Products hereunder, including royalty reports in accordance with Section 6.3(d), in sufficient detail to calculate and verify all amounts payable hereunder. Disc shall and shall cause its Affiliates and Sublicensees to retain such books and records until [***].
6.9
Audit. During the Term of this Agreement and for a period of [***] thereafter, at the request of Mabwell, Disc (a) shall permit Mabwell or an independent auditor designated by Mabwell and reasonably acceptable to Disc, at reasonable times and upon reasonable notice, to audit the books and records maintained by Disc or its Affiliates pursuant to Section 2.4 and Section 6.8, solely to ensure Disc’s and its Affiliate’s compliance with this Agreement and the accuracy of all reports and payments made hereunder; and (b) shall cause its Sublicensees with active sublicense agreements (and for [***] thereafter) to permit an independent auditor designated by Mabwell and reasonably acceptable to Disc and such Sublicensee, at reasonable times and upon reasonable notice, to audit the books and record maintained by such Sublicensees pursuant to Section 2.4 and Section 6.8, solely to ensure such Sublicensees’ compliance with this Agreement and the accuracy of all reports and payments made hereunder. Any such audit shall be conducted during regular business hours in a reasonable manner and shall be limited to books and records up to [***] prior to audit notification, provided that in no event shall such audit extend to books and records relating to any period after the Term. Such audit shall not be performed more frequently than [***] nor more frequently than once with respect to records covering any specific period of time. The auditors shall only state factual findings in the audit reports and shall not interpret this Agreement. The final audit report shall be shared with Disc

(or its Sublicensee, as applicable) at the same time it is shared with Mabwell. As between Mabwell and Disc, the cost of any such audit (and the costs of the Auditor, if any) shall be borne by Mabwell, unless the audit reveals or the Auditor determines, with respect to a period, a variance of more than [***] from the reported amounts for such period, in which case Disc shall bear the cost of the audit and Auditor, if any (including any dispute with respect thereto, pursuant to Section 6.10). If such audit concludes (or, if the Parties dispute the result of such audit, the Audit Dispute Auditor concludes) that (x) additional amounts were owed by Disc, Disc shall pay the additional amounts within [***] after the date on which such final audit report (or the decision of the Audit Dispute Auditor) is received by Disc, with interest from the date originally due as provided in Section 6.7, or (y) excess payments were made by Disc, Disc may credit such excess payment against any future payment due to Mabwell under this Agreement; provided, however, that where no such future payments are due to Mabwell, Mabwell shall promptly reimburse Disc for any such amounts.
6.10
Audit Dispute. In the event of a good faith dispute with respect to any audit under Section 6.9, Mabwell and Disc shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [***], the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other auditor as the Parties shall mutually agree (the “Audit Dispute Auditor”). The Audit Dispute Auditor shall be impartial and independent. The decision of the Audit Dispute Auditor shall be final and binding absent manifest error. The cost of the Audit Dispute Auditor shall be allocated between the Parties as set forth for other auditors in Section 6.9.
7.
Intellectual Property
7.1
Ownership of Intellectual Property.
(a)
Background Technology. Subject to Section 7.1(c), as between the Parties, and except with respect to any Arising IP, Licensed Improvement IP or Joint Improvement IP, which is addressed in Section 7.1(b), (i) Mabwell will retain all right, title and interest in and to any Patents (including Licensed Patents), Know-How (including Licensed Know-How), and other intellectual property rights Controlled by Mabwell or any of its Affiliates prior to the Effective Date or independently acquired or developed during the Term outside of the scope of this Agreement without any use, reference to or reliance upon Disc Background IP or Disc Confidential Information (collectively, “Mabwell Background IP”), and (ii) Disc will retain all right, title and interest in and to any Patents, Know-How, and other intellectual property rights Controlled by Disc or any of its Affiliates prior to the Effective Date or independently acquired or developed during the Term outside of the scope of this Agreement without any use, reference to or reliance upon Mabwell Background IP or Mabwell Confidential Information (collectively, “Disc Background IP”).
(b)
Arising IP and Improvements. Subject to Section 7.1(c), as between the Parties, (i) Disc shall solely own and retain all right, title and interest in and to any and all Know-How and inventions that are conceived, discovered, developed, or otherwise made solely by or on behalf of Disc, its Affiliates or its Sublicensees under or in connection with this Agreement, whether or not patented or patentable (the “Arising Know-How”), and any and all Patents and other intellectual property rights with respect thereto (each an “Arising Patent”); (ii) Mabwell shall solely own and retain all right, title and interest in and to any and all Know-How and inventions that are conceived, discovered, developed, or otherwise made solely by or on behalf of Mabwell, its Affiliates or its Sublicensees under or in connection with this Agreement, whether or not patented or patentable (the “Licensed Improvement Know-How”), and any and all Patents rights with respect thereto (the “Licensed Improvement Patents”) and other intellectual property rights with respect thereto; and (iii) the Parties shall jointly own and retain all right, title and interest in and to any and all Know-How and inventions that are conceived, discovered, developed, or otherwise made jointly by or on behalf of (x) Disc, its Affiliates or its Sublicensees, on the one hand, and (y) Mabwell, its Affiliates or its Sublicensees, on the other hand, in each case ((x) and (y)) in connection with this Agreement, whether or not patented or patentable (the “Joint Improvement Know-How”), and any and all Patents with respect thereto (the “Joint Improvement Patents”) and other intellectual property rights with respect thereto. Subject to Sections 5.1 and 5.9, each Party may independently exploit its interest in the Joint Improvement Know-How, Joint Improvement Patents, and other intellectual property rights with respect to the Joint Improvement Know-How without any duty to account to the other Party.
(c)
United States Law. The determination of whether Know-How and other inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States, irrespective of where such conception, discovery, development or making occurs.
(d)
Assignment Obligation. Each Party shall cause all Persons who perform activities for such Party, its Affiliates, or its Sublicensees or Sublicensees, as applicable, under this Agreement or who conceive, discover, develop, or otherwise make any Know-How or other inventions by or on behalf of such Party or Sublicensees or Sublicensees, as applicable, under or in connection with this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, then to grant an exclusive license under) their rights in any Know-How and inventions resulting therefrom, and all Patents and other intellectual property rights with respect thereto, to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions that have standard policies against such an assignment (in which case, a suitable license or right to obtain such a license shall be obtained).
(e)
Reporting of Know-How. Each Party shall keep the other Party reasonably informed as to any Arising Know-How or Licensed Improvement Know-How, respectively, following such Party’s conception, discovery, development, or obtaining Control of such Know-How. Each Party shall keep the other Party reasonably informed as to any Joint Improvement Know-How following such Party’s conception, discovery, or development of such Know-How. The Parties shall jointly prepare an invention disclosure for such Joint Improvement Know-How.
(f)
Joint Research Agreement. The Parties agree and acknowledge that this Agreement shall be a “joint research agreement” as defined in 35 U.S.C. 100(h).
(g)
Trademarks. Disc shall be responsible for the registration, filing, maintenance, and enforcement of all trademarks in the Licensed Territory in connection with the Exploitation of Licensed Antibodies and Licensed Products pursuant to this Agreement, and Disc shall own all such trademarks and all goodwill therein and thereto. Mabwell shall be responsible for the registration, filing, maintenance, and enforcement of all trademarks in the Mabwell Territory in connection with the Exploitation of Licensed Products pursuant to this Agreement, and Mabwell shall own all such trademarks and all goodwill therein and thereto.
7.2
Maintenance and Prosecution of Patents.
(a)
Disc shall, through counsel of its choice and at its own cost and expense, and subject to this Section 7.2, Prosecute: (i) the Licensed Patents listed on Schedule 7.2(a) and any Patents within the Licensed Patents having common priority with any such Licensed Patent, other than divisional patent applications and any issued patents therefrom with claims that are not directed to the Licensed Antibody or Licensed Product; (ii) any Licensed Patents not listed on Schedule 7.2(a) that specifically Cover the Licensed Antibody or Licensed Product (for clarity, not including any Licensed Patents that are applicable to products other than Licensed Antibody or Licensed Product, such as formulation or manufacture patents, but in any event, including those Patents that claim the composition of matter, methods of use or methods of administration with respect to a Licensed Antibody or Licensed Product) (clauses (i) and (ii) collectively, the “Core Licensed Patents”); and (iii) Arising Patents, including in each case ((i), (ii), or (iii)) any related interference, re-issuance, re-examination, and opposition proceedings with respect thereto, in the Licensed Territory with respect to such Core Licensed Patents and worldwide with respect to the Arising Patents. For clarity, Mabwell shall have the sole right and discretion to Prosecute the Licensed Patents in the Mabwell Territory at its own cost and expense. For purposes of this Section 7.2, all references to Licensed Patents shall include Joint Improvement Patents.
(b)
If Disc decides not to Prosecute any Core Licensed Patent in one or more countries in the Licensed Territory pursuant to Section 7.2(a), Disc shall provide reasonable prior written notice to Mabwell of such intention, and Mabwell may, but is not obligated to, assume the control and direction of the Prosecution of such Patent in such country(ies) at its sole cost and expense. If Disc decides not to Prosecute an Arising Patent in one or more countries in the Mabwell Territory pursuant to Section 7.2(a), Disc shall provide reasonable prior written notice to Mabwell of such intention, and, solely to the extent that such Arising Patent is necessary for Mabwell to Exploit a Licensed Antibody or Licensed Product in such country(ies), Mabwell may, but is not obligated to, assume the control and direction of the Prosecution of such Patent in such country(ies) at its sole cost and expense.

(c)
Mabwell shall, through counsel of its choice and at its own cost and expense, and subject to this Section 7.2, Prosecute the Licensed Patents other than the Core Licensed Patents, including any related interference, re-issuance, re-examination, and opposition proceedings with respect thereto, in the Licensed Territory and Mabwell Territory.
(d)
If Mabwell decides not to Prosecute any Licensed Patent other than a Core Licensed Patent in one or more countries in the Licensed Territory pursuant to Section 7.2(c), Mabwell shall provide reasonable prior written notice to Disc of such intention. Disc may, but is not obligated to, assume the control and direction of the Prosecution of such Patent in such country(ies) at its sole cost and expense.
(e)
A Party Prosecuting any Licensed Patents or Arising Patents pursuant to this Section 7.2 shall periodically inform the other Party of all material steps with regard to such Prosecution by the Prosecuting Party of such Licensed Patents and Arising Patents, including by providing the other Party with a copy of material communications to and from any Patent authority regarding such Licensed Patents and by providing the other Party drafts of any material filings or responses to be made to such Patent authorities sufficiently in advance of submitting such filings or responses so as to allow for a reasonable opportunity for the other Party to review and comment thereon. The prosecuting Party shall consider in good faith the requests and suggestions of the other Party with respect to such drafts and with respect to strategies for filing and prosecuting such Licensed Patents. The other Party shall, and shall cause its Affiliates to, assist and cooperate with the prosecuting Party, as the prosecuting Party may reasonably request from time to time, in the Prosecution of the Licensed Patents pursuant to this Section 7.2, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours.
(f)
Disc shall have the first right, but not the obligation, to make decisions regarding, Patents that Disc is Prosecuting pursuant to Section 7.2(a) or 7.2(c) in the Licensed Territory, including extensions in the United States pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates and any other extensions that are now or become available in the future at its own cost. Disc’s decision to apply for patent term extensions or file terminal disclaimers with respect to such Patents shall be made after considering Mabwell’s reasonable comments in good faith. Mabwell shall provide prompt and reasonable assistance, as requested by Disc and at Disc’s cost, to aid Disc’s filing of such extensions and any applicable disclaimers, including providing access to relevant documents and other evidence and making its employees available at reasonable business hours.
(g)
Unless Disc has terminated this Agreement with respect to the European Union (within the Licensed Territory) pursuant to Section 11.2(b), in the event that Unified Patent Court Agreement comes into force during the Term of this Agreement, Disc shall be solely responsible for making all decisions regarding Patents, including decisions regarding opting-out or opting-in of existing European Patents into the jurisdiction of the Unified Patent Court or the registration of European Patents with Unitary Effect.
7.3
Enforcement and Defense of Licensed Patents and Licensed Know-How.
(a)
Notice. Each Party shall promptly notify the other Party in writing of (i) any alleged or threatened infringement of the Licensed Patents or Joint Improvement Patents that involves any Licensed Antibody, Licensed Product or Competing Product in the Licensed Territory or Arising Patents worldwide; (ii) any notification under the Biologics Price Competition and Innovation Act of 2009, as amended, or any similar law, from a Biosimilar applicant arising from the filing of an application for the Regulatory Approval of a Biosimilar for which Biosimilar a claim of infringement of any of the Licensed Patents or Joint Improvement Patents in the Licensed Territory or Arising Patents worldwide by the Manufacture or sale of such product could reasonably be asserted; (iii) any unauthorized use or misappropriation of any of the Licensed Know-How or Joint Improvement Know-How that involves any Licensed Antibody, Licensed Product or Competing Product in the Licensed Territory or the Arising Know-How worldwide; and (iv) any alleged or threatened assertion of invalidity or unenforceability by a Third Party of any of the Licensed Patents or Joint Improvement Patents in connection with any Licensed Antibody, Licensed Product or Competing Product in the Licensed Territory or Arising Patents worldwide that Disc is Prosecuting pursuant to Section 7.2; in each case ((i) – (iv)), of which such Party becomes aware, and shall provide the other Party with all available evidence regarding such known or suspected infringement or unauthorized use (clauses (i)-(iv), each an “Enforcement or Defense Action”), and the Parties shall confer.

(b)
First Right to Enforce or Defend.
(i)
As between the Parties, Disc shall have the first right, but not the obligation, to enforce or defend (as applicable) any Enforcement or Defense Action in the Licensed Territory, including as a defense or counterclaim in connection with any such Enforcement or Defense Action at Disc’s sole cost and expense, using counsel of Disc’s choice. At Disc’s request, Mabwell shall join any such Enforcement or Defense Action initiated by Disc pursuant to this Section 7.3(b), at Disc’s sole cost and expense (unless Mabwell chooses to be represented by its own counsel, in which case Mabwell shall bear such costs and expenses), to the extent necessary for Disc to establish or maintain standing; provided that Disc shall retain control of such Enforcement or Defense Action. If Disc informs Mabwell that Disc has elected not to enforce or defend any such Enforcement or Defense Action or if Disc does not bring such legal action within [***] after the Parties’ conference, Mabwell may enforce or defend such action at its sole cost and expense; provided that (i) Disc shall have the right to join as a party to such action at its own cost and expense and (ii) Mabwell shall retain control of such Enforcement or Defense Action.
(ii)
As between the Parties, Mabwell shall have the first right, but not the obligation, to enforce or defend (as applicable) any Enforcement or Defense Action for Licensed Patents, Joint Improvement Patents or Arising Patents within the scope of Mabwell’s exclusive license under Section 5.3(a), that involves any Licensed Antibody, Licensed Product or Competing Product in the Mabwell Territory, including as a defense or counterclaim in connection with any such Enforcement or Defense Action at Mabwell’s sole cost and expense, using counsel of Mabwell’s choice. At Mabwell’s request, Disc shall join any such Enforcement or Defense Action initiated by Mabwell pursuant to this Section 7.3(b), at Mabwell’s sole cost and expense (unless Disc chooses to be represented by its own counsel, in which case Disc shall bear such costs and expenses), to the extent necessary for Mabwell to establish or maintain standing; provided that Mabwell shall retain control of such Enforcement or Defense Action. If Mabwell informs Disc that Mabwell has elected not to enforce or defend any such Enforcement or Defense Action or if Mabwell does not bring such legal action within [***] after the Parties’ conference, Disc may enforce or defend such action at its sole cost and expense; provided that (i) Mabwell shall have the right to join as a party to such action at its own cost and expense and (ii) Disc shall retain control of such Enforcement or Defense Action.
(iii)
As between the Parties, Mabwell shall have the sole right, but not the obligation, to enforce or defend the Licensed Patents against any infringement or challenge worldwide that does not involve any Licensed Antibody, Licensed Product or Competing Product, at Mabwell’s own cost and expense and as Mabwell reasonably determines appropriate, and Mabwell shall have the right to retain all recoveries.
(c)
Cooperation. The Parties agree to cooperate fully in any Enforcement or Defense Action pursuant to this Section 7.3, including by making the inventors, applicable records, and documents (including laboratory notebooks) with respect to the relevant Patents and Know-How available to the Enforcing Party and furnishing a power of attorney in connection with the Enforcing Party’s activities set forth in this Section 7.3, at the Enforcing Party’s request. The Enforcing Party shall have the right to settle such claim; provided that neither Party shall have the right to settle any Enforcement or Defense Action under this Section 7.3 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, delayed, or conditioned) and provided, further, that any such settlement or consent judgment that grants a sublicense to any Third Party will be consistent with the applicable requirements of Article 5.
(d)
Recovery. Except as otherwise agreed by the Parties, any recovery realized as a result of such litigation described above in Sections 7.3(b)(i) and 7.3(b)(ii) (whether by way of settlement or otherwise) shall be first allocated to reimburse the each of the Parties for their respective costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be retained by the Enforcing Party, provided that any such amount retained by Disc in any Enforcement or Defense Action for Licensed Patents in the Licensed Territory shall be treated as Net Sales hereunder.
7.4
Infringement Actions by Third Parties. If the Exploitation of any Licensed Product in the Licensed Territory pursuant to this Agreement results in, or is reasonably expected to result in, any action by a Third Party alleging infringement or violation of any intellectual property right by Disc, its Affiliates or its Sublicensees, including any defense or counterclaim in connection with an Enforcement or Defense Action initiated pursuant to Section 7.3(b)

(a “Third Party Infringement Action”), the Party first becoming aware of such alleged infringement or violation shall promptly notify the other Party thereof in writing. As between the Parties, Disc shall be responsible for defending any such action at its sole cost and expense, using counsel of Disc’s choice. Mabwell may participate in any such action at its sole election with counsel of its choice at its sole cost and expense; provided that Disc shall retain the right to control such action. Mabwell shall, and shall cause its Affiliates to, assist and cooperate with Disc, as Disc may reasonably request from time to time, in connection with its activities set forth in this Section 7.4 at Disc’s cost and expense, including, where necessary, furnishing a power of attorney solely for such purpose, joining in or being named as a necessary party to such action, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. Without the other Party’s prior written consent, neither Party shall have the right to settle any Third Party Infringement Action under this Section 7.4 in a manner that has a material adverse effect on the rights or interest of the other Party or in a manner that imposes any costs or liability on or involves any admission by the other Party.
7.5
Third Party IP Rights. If, in the reasonable opinion of Disc and its counsel, it is necessary or advisable to obtain any licenses or rights under any Patent or Know-How of a Third Party in any country in the Licensed Territory in order for Disc, its Affiliates or its Sublicensees to Exploit a Licensed Antibody or Licensed Product in the Licensed Territory (such right, a “Third Party IP Right”), then, the Parties will determine whether or not, and which Party will take the lead to, seek to obtain a license or other similar rights to such Third Party IP Right for the Licensed Antibody or Licensed Product on a worldwide basis (such Party, the “Lead Party”); provided that if the Parties cannot agree, then each Party shall have the right to obtain a license, covenant not to sue or other similar rights to such Third Party IP Right for the Licensed Antibody or Licensed Product in its applicable territory (i.e., the Licensed Territory with respect to Disc and the Mabwell Territory with respect to Mabwell). The Lead Party shall keep the other Party reasonably informed of the negotiation with the Third Party and the applicable terms upon which such license or other rights to such Third Party IP Right will be obtained, and the other Party shall receive a sublicense to such Third Party IP Right to Exploit Licensed Antibodies and Licensed Products in such Party’s applicable territory if such Party accepts all payment obligations and other obligations and conditions applicable to such sublicense in writing.
8.
Confidentiality and Non-Disclosure
8.1
Confidentiality and Non-Use Obligations. Each Party shall, and shall cause its Affiliates, actual or prospective Sublicensees, as applicable, and its and their officers, directors, employees, subcontractors, and agents (collectively, “Representatives”) to, (1) keep confidential and not publish or otherwise disclose to any Third Party, except to the extent such disclosure is expressly permitted by the terms of this Agreement, and (2) not use directly or indirectly for any purpose other than as necessary to exercise its rights and carry out its obligations under this Agreement, any Confidential Information of the other Party. “Confidential Information” of a Party means any information of such Party or is Affiliates that is furnished or otherwise made known to the other Party during the Term of this Agreement that is marked as confidential, non-public or proprietary, or otherwise can be reasonably inferred from context to be confidential, non-public or proprietary, including information relating to the scientific, regulatory, business affairs, or other activities of the disclosing Party or its Affiliates or Sublicensees, as applicable. For clarity, failure to mark Confidential Information shall in no event on its own disqualify such information from being considered Confidential Information under the definitions or for purposes of this Agreement. Development plans, Commercialization plans and key initiatives disclosed by Mabwell pursuant to Sections 2.2 and 2.5 and Mabwell Regulatory Documentation and Results shall be the Confidential Information of Mabwell. Disc’s development records maintained under Section 2.4, Development Plans, Commercialization Plans and key initiatives disclosed by Disc pursuant to Sections 2.2 and 2.5, Disc’s financial records maintained under Section 6.8, and Disc Regulatory Documentation and Results shall be the Confidential Information of Disc. Additionally, Joint Improvement Know-How, Joint Improvement Patents, and the existence and terms of this Agreement and the Parties’ respective activities hereunder shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto. Notwithstanding the foregoing, Confidential Information shall not include any information that the receiving Party can demonstrate through competent written or documentary evidence:
(a)
is or hereafter becomes part of the public domain by public use, publication, general knowledge, or the like through no breach of this Agreement or other act or omission by the receiving Party or its Representatives;

(b)
to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;
(c)
is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to such information;
(d)
has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or its Representatives or breach of this Agreement; or
(e)
can be demonstrated by contemporaneously maintained written evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information or breach of this Agreement.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

8.2
Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is made pursuant to Section 8.4 or Section 8.5 or:
(a)
is made to such Party’s Representatives only on a need-to-know basis and pursuant to written obligations of confidentiality and non-use with respect to such Confidential Information at least as protective as the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 8; provided that each Party shall be liable for all acts and omissions of its Representatives under this Article 8, and any breach by a Representative of a Party shall be deemed a breach by such Party.
(b)
solely with respect to Disc’s development records maintained under Section 2.4, and Disc’s financial records maintained under Section 6.8, is made to an independent auditor in accordance with Section 6.9 or Section 6.10;
(c)
is made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial, or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Law, including by reason of filing with securities regulators; provided that (i) the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency; (ii) if disclosed, such Confidential Information is used only for the purposes for which the order was issued; and (iii) the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order. Without limiting the foregoing, with respect to any disclosures of Confidential Information pursuant to the requirements of a stock exchange in the Licensed Territory or the Mabwell Territory (including the Shanghai Stock Exchange), in addition to complying with the foregoing requirements ((i) – (iii)), the Party disclosing such information pursuant to this Section 8.2(c) shall (x) provide to the other Party a copy of any proposed disclosure no later than [***] prior to its submission; and (y) incorporate all reasonable comments and proposed edits made by such other Party with respect to the redaction of information in such disclosure to protect such other Party’s Confidential Information;
(d)
subject to Section 3.2(c), is made by or on behalf of the receiving Party to Regulatory Authorities as required in connection with any filing, application, or request for Regulatory Approval in accordance with this Agreement; provided that reasonable measures shall be taken to assure confidential treatment of such information to the extent practicable and consistent with Applicable Law;
(e)
subject to Section 7.2(e), is made by or on behalf of the receiving Party to a Patent authority as may be reasonably necessary or useful for purposes of Prosecuting a Patent in accordance with this Agreement;

provided that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available; or
(f)
is made by or on behalf of the receiving Party to potential or actual investors, lenders, investment bankers, acquirers, merger partners, or collaborators as may be necessary in connection with their evaluation of such potential or actual investment, loans, acquisition, or collaboration; provided that such Persons shall be subject to written obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 8.
8.3
Use of Name. Except as expressly provided herein, neither Party shall mention or otherwise use the name, logo or trademark (or any abbreviation or adaptation thereof) of the other Party or any of its Affiliates or any of its or their Sublicensees, as applicable, in any publication, press release, marketing, or promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 8.3 shall not prohibit:
(a)
either Party (each, as applicable, the “Identifying Party”) from making any disclosure identifying the other Party to the extent required in connection with exercising its rights or carrying out obligations under this Agreement; or
(b)
the Identifying Party from making any disclosure identifying the other Party that is required by Applicable Law or the rules of a stock exchange on which the securities of the other Party are listed (or to which an application for listing has been submitted); provided that (i) the Identifying Party shall first have given notice to the other Party and given the other Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the information relating to the other Party that is the subject of such order be held in confidence by such court or agency; (ii) if disclosed, the information relating to the other Party is used only for the purposes for which the order was issued; and (iii) the information relating to the other Party disclosed in response to such court or governmental order shall be limited to that which is legally required to be disclosed in response to such court or governmental order. With respect to any disclosures identifying the other Party pursuant to the requirements of the Shanghai Stock Exchange, in addition to complying with the foregoing requirements ((i) – (iii)), the Identifying Party shall (x) provide to the other Party a copy of any proposed disclosure no later than [***] prior to its submission; and (y) consider in good faith any comments and proposed edits made by the other Party with respect to the redaction of information in such disclosure to protect the other Party’s names, logos, and trademarks.
8.4
Public Announcements. The Parties will agree upon the content of one (1) or more press releases which shall be issued upon the mutual agreement of the Parties substantially in the form(s) attached hereto as Schedule 8.4. Except as permitted pursuant to Section 8.2, neither Party shall issue any other public announcement, press release or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment hereto that has already been publicly disclosed by such Party or by the other Party in accordance with this Agreement; provided that such information remains accurate as of such time and provided the frequency and form of such disclosure are reasonable. Notwithstanding the foregoing, Disc shall have the right without obtaining Mabwell’s consent to announce the commencement of any clinical studies of Licensed Products and the achievement of any Regulatory Approvals for Licensed Products in the Licensed Territory.
8.5
Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of and information regarding activities under this Agreement. Accordingly, Disc shall be free to publicly disclose the results and information regarding its activities under this Agreement, including the Disc Regulatory Results, subject to prior review by Mabwell as provided in Section 8.5(a), and Mabwell shall be free to publicly disclose the results of and information regarding its activities under this Agreement, including the Mabwell Regulatory Results, subject to prior review by Disc as provided in 8.5(b).
(a)
Prior to publishing or disclosing any results of and information regarding its activities under this Agreement, including the Disc Regulatory Results, Disc shall provide Mabwell with drafts of proposed abstracts, manuscripts, or summaries of presentations at least [***] prior to any proposed publication or disclosure date. Mabwell shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Disc shall remove any Confidential Information of Mabwell identified by Mabwell in such proposed publication or presentation and shall give due regard to comments furnished by Mabwell, such comments not to be unreasonably rejected. In addition, Disc agrees to delay such publication or presentation to allow a reasonable period (not to exceed [***]) for Mabwell to file for Patent protection with respect to any patentable information or inventions Controlled by Mabwell and identified by Mabwell in such proposed publication or presentation.
(b)
Prior to publishing or disclosing any results of and information regarding its activities under this Agreement, including the Mabwell Regulatory Results, Mabwell shall provide Disc with drafts of proposed abstracts, manuscripts, or summaries of presentations at least [***] prior to any proposed publication or disclosure date. Disc shall respond promptly through its designated representative and in any event no later than [***] after receipt of such proposed publication or presentation or such shorter period as may be required by the publication or presentation. Mabwell shall remove any Confidential Information of Disc identified by Disc in such proposed publication or presentation and shall give due regard to comments furnished by Disc, such comments not to be unreasonably rejected. In addition, Mabwell agrees to delay such publication or presentation to allow a reasonable period (not to exceed [***]) for Disc to file for Patent protection with respect to any patentable information or inventions Controlled by Disc and identified by Disc in such proposed publication or presentation.
8.6
Return of Confidential Information. Upon the effective date of the expiration or termination of this Agreement for any reason, either Party may request in writing, and the non-requesting Party shall either, (i) promptly destroy all copies of such Confidential Information in the possession or control of the non-requesting Party and certify such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party shall be permitted to retain such Confidential Information solely (x) to the extent necessary or reasonably useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder; and (y) as already included in any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures in the ordinary course of business, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures and available solely to such non-requesting Party’s information technology specialists (and not to its Representatives generally); but in each case ((x) and (y)), and all other cases, not for any other uses or purposes.
8.7
Duration of Confidentiality and Non-Use Obligations. The confidentiality and non-use obligations set forth in this Article 8 shall survive for a period of [***].
8.8
Privileged Communications. In furtherance of this Agreement, it is expected that the Parties may, from time to time, disclose to one another privileged communications with counsel, including opinions, memoranda, letters and other written, electronic and verbal communications. Such disclosures are made with the understanding that they shall remain confidential in accordance with this Article 8, that they will not be deemed to waive any applicable attorney-client or attorney work product or other privilege and that they are made in connection with the shared community of legal interests existing between Mabwell and Disc, including the community of legal interests in avoiding infringement of any valid, enforceable Patents of Third Parties and maintaining the validity of the Licensed Patents. Each Party shall consult in a timely manner with the other Party before engaging in any conduct (e.g., producing information or documents) in connection with litigation or other proceedings that could conceivably implicate privileges maintained by the other Party. Notwithstanding anything contained in this Section 8.8, nothing in this Agreement shall prejudice a Party’s ability to take discovery of the other Party in disputes between them relating to the Agreement and no information otherwise admissible or discoverable by a Party shall become inadmissible or immune from discovery solely by this Section 8.8.
8.9
Supersession of Existing Confidential Disclosure Agreement. The Parties agree that this Agreement shall supersede the Confidential Disclosure Agreement between the Parties dated [***] with respect to the exchange of Confidential Information (as defined in Section 8.1) under this Agreement.

9.
Representations, Warranties, and Covenants
9.1
Mutual Representations and Warranties. Mabwell and Disc each represents and warrants to the other, as of the Execution Date:
(a)
It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement;
(b)
The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized (and to the extent required, will be ratified by such party’s shareholders promptly following the Execution Date) by all necessary corporate action and do not violate (i) such Party’s charter documents, bylaws, or other organizational documents; (ii) any agreement, instrument or contractual obligation to which such Party is bound; (iii) any requirement of any Applicable Law; or (iv) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party;
(c)
This Agreement is a legal, valid and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity);
(d)
It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder;
(e)
Neither it nor any of its Affiliates has been debarred or is subject to debarment and neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or any foreign equivalents or who is the subject of a conviction described in such section. It will inform the other Party in writing promptly if it or any such Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or any foreign equivalents or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its or its Affiliates’ knowledge, is threatened, relating to the debarment, or conviction of it or any such Person performing services hereunder; and
9.2
Additional Representations and Warranties of Mabwell. Mabwell further represents, warrants to Disc that:
(a)
As of the Execution Date, Mabwell has the right to grant the licenses specified herein and all Patents and Know-How owned or in-licensed by Mabwell or any of its Affiliates that are necessary or reasonably useful for the Exploitation of Licensed Antibody or Licensed Products are included in the Licensed IP;
(b)
As of the Execution Date, Mabwell has not received any written claim or demand alleging that the Licensed Patents or the Licensed Know-How are invalid or unenforceable;
(c)
As of the Execution Date, To the Knowledge of Mabwell, no Person is infringing or threatening to infringe the Licensed Patents or misuse or misappropriate the Licensed Know-How;
(d)
The Patents set forth on Schedule 1.92 are all of the existing Patents Controlled by Mabwell or any of its Affiliates as of the Execution Date that are necessary or reasonably useful to Exploit one or more Licensed Antibodies or Licensed Products in the Licensed Territory;
(e)
As of the Execution Date, neither Mabwell or its Affiliates has assigned, transferred, conveyed, or licensed to any Third Parties any right, title or interest under the Licensed IP in a manner that would conflict with or adversely affect the license and rights granted to Disc under this Agreement;

(f)
Mabwell and its Affiliates will not assign, transfer, convey, or license to any Third Parties or Affiliates any Licensed IP or any right, title and interest in and to Licensed Antibody or Licensed Product in a manner that would conflict with or adversely affect the license and rights granted to Disc under this Agreement;
(g)
As of the Execution Date, neither Mabwell nor its Affiliates has created a lien on or otherwise encumbered the Licensed IP in a manner that would conflict with or adversely affect the license and rights granted to Disc under this Agreement;
(h)
Mabwell and its Affiliates will not create a lien on or otherwise encumber the Licensed IP in a manner that would conflict with or adversely affect the license and rights granted to Disc under this Agreement;
(i)
As of the Execution Date, Mabwell is not aware of any pending litigation against Mabwell or its Affiliates or Sublicensees (and has not received any communication relating thereto) that alleges that Mabwell’s or its Affiliates’ or Sublicensees’ activities with respect to Licensed Antibodies, Licensed Products, Licensed Know-How or Licensed Patents have infringed or misappropriated, or would infringe or misappropriate, any of the intellectual property rights of any other Person. To the knowledge of Mabwell, any Exploitation of Licensed Antibodies s contemplated under this Agreement (a) does not and will not infringe any issued patent of any Third Party or misappropriate any Know-How or other intellectual property of any Third Party; and (b) will not infringe the claims of any Third Party patent application when and if such claims were to issue in their current form;
(j)
As of the Execution Date, to the knowledge of Mabwell, no intellectual property rights of any Third Party were infringed or misappropriated during the creation of the Licensed Patents or Licensed Know-How;
(k)
As of the Execution Date, all documents required to be filed and all payments required to be made in order to maintain each Licensed Patent have been filed or made, as the case may be, in a timely manner, and no action has been taken (or not been taken) that would constitute waiver, abandonment or any similar relinquishment of rights with respect to any such Patent other than any abandonment taken in the business judgment of Mabwell. As of the Execution Date, all Licensed Patents are and have been filed and maintained properly and correctly. Mabwell has complied with all Applicable Law, including any duties of candor to applicable patent offices, in connection with the filing, prosecution and maintenance of the Licensed Patents;
(l)
The inventors named in each Licensed Patent owned or purported to be owned by Mabwell have assigned, and are under a contractual obligation to assign, to Mabwell their respective entire right, title and interest in and to the relevant Licensed Patent, and Mabwell shall be solely responsible for any remuneration that may owed to Mabwell’s inventors under any applicable inventor remuneration laws;
(m)
As of the Execution Date, Mabwell has furnished or made available to Disc all material scientific and technical information relating to safety and efficacy concerning Licensed Products and Licensed Antibodies (in each case in the form being developed by Mabwell or any of its Affiliates as of the Execution Date) known to Mabwell or any of its Affiliates, including all material regulatory filings and other material correspondence with Regulatory Authorities in the Licensed Territory relating to any such Licensed Product or Licensed Antibody, and to Mabwell’s knowledge, such scientific and technical information is accurate, complete and true in all material respects;
(n)
No funding, facilities, or personnel of any governmental authority or any public or private educational or research institutions were used to develop or create any Licensed IP existing as of the Execution Date, and neither Mabwell nor any of its Affiliates has entered into a government funding relationship as of the Execution Date that would result in rights to any Licensed Antibody or Licensed Product residing in the U.S. Government, the National Institutes of Health, or other government agency, and the licenses granted hereunder are not subject to overriding obligations to the U.S. Government as set forth in 35 U.S.C. §§ 200 et seq., or any similar obligations under the laws of any other country in the Licensed Territory; and
(o)
As of the Execution Date, neither Mabwell nor any of its Affiliates have Exploited (other than in the discovery and research of the Licensed Antibody), are Exploiting, or intend to Exploit, whether directly or indirectly, any Competing Products in the Licensed Territory or in the Mabwell Territory.

9.3
Additional Representations and Warranties of Disc. Disc further represents and warrants to Mabwell as of the Execution Date that:
(a)
Disc has the right to grant the licenses specified herein;
(b)
There are no claims, judgments or settlements against or pending with respect to Disc or its commercial activities in the Licensed Territory, and to Disc’s knowledge as of the Execution Date, no such claims, judgments or settlements are threatened in writing; and
(c)
Disc has not commenced or threatened any proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of any Patents in the Licensed Territory.
9.4
Mutual Covenants. Each Party hereby covenants to the other Party, as follows:
(a)
It will not enter any agreement with a Third Party that would prevent or restrict it from granting the rights or exclusivity granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement, except as required by Applicable Laws; and
(b)
It will comply with all Applicable Law (including applicable Anti-Corruption Laws) in the course of performing its obligations or exercising its rights pursuant to this Agreement.
9.5
DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
9.6
ADDITIONAL WAIVERS.
(a)
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, DISC AGREES THAT: (I) THE LICENSED IP IS LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND DISC EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST MABWELL FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE LICENSED IP, AND (II) DISC IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE LICENSED IP HAS APPLICABILITY OR UTILITY IN DISC’S CONTEMPLATED EXPLOITATION OF LICENSED PRODUCTS, AND DISC ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.
(b)
EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, MABWELL AGREES THAT: (I) THE ARISING IP IS LICENSED “AS IS,” “WITH ALL FAULTS,” AND “WITH ALL DEFECTS,” AND MABWELL EXPRESSLY WAIVES ALL RIGHTS TO MAKE ANY CLAIM WHATSOEVER AGAINST DISC FOR MISREPRESENTATION OR FOR BREACH OF PROMISE, GUARANTEE, OR WARRANTY OF ANY KIND RELATING TO THE ARISING IP, AND (II) MABWELL IS SOLELY RESPONSIBLE FOR DETERMINING WHETHER THE ARISING IP HAS APPLICABILITY OR UTILITY IN MABWELL’S CONTEMPLATED EXPLOITATION OF LICENSED PRODUCTS, AND MABWELL ASSUMES ALL RISK AND LIABILITY IN CONNECTION WITH SUCH DETERMINATION.
10.
Indemnity, Limitation of Liability, and Insurance
10.1
Indemnification of Mabwell. Disc shall indemnify Mabwell, its Affiliates and Sublicensees (other than Disc, its Affiliates and Sublicensees), and its and their officers, directors, employees, subcontractors, and agents (“Mabwell Indemnitees”) and defend and hold each of them harmless, from and against any and all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the breach by Disc of a representation, warranty, or covenant of this Agreement; (ii) the fraud, gross negligence, or willful misconduct of Disc or any Disc Indemnitee; (iii) the violation of any Applicable Law by Disc or any Disc Indemnitee; or (iv) the Exploitation of any Licensed Antibody or Licensed Product by or on behalf of Disc or any of its Affiliates or Sublicensees following the Effective Date, except in each case ((i)-(iv)), for those Losses for which Mabwell has an obligation to indemnify Disc pursuant to Section 10.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability.
10.2
Indemnification of Disc. Mabwell shall indemnify Disc its Affiliates and Sublicensees, and its and their officers, directors, employees, subcontractors, and agents (“Disc Indemnitees”)and defend and hold each of them harmless from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the breach by Mabwell of a representation, warranty, or covenant of this Agreement; (ii) the fraud, gross negligence, or willful misconduct of Mabwell or any Mabwell Indemnitee; (iii) the violation of any Applicable Law by Mabwell or any Mabwell Indemnitee, or (iv) the Exploitation of any Licensed Antibody or Licensed Product by or on behalf of Mabwell or any of its Affiliates or Sublicensees (for clarity, excluding Disc, its Affiliates and their Sublicensees) prior to and following the Effective Date; except, in each case ((i)-(iv)) for those Losses for which Disc has an obligation to indemnify Mabwell pursuant to Section 10.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.
10.3
Indemnification Procedures.
(a)
Notice of Claim. All indemnification claims in respect of a Party or its indemnitees shall be made solely by such Party to this Agreement (each, an “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this Article 10, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims. The assumption of defense of any Third party Claim will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Indemnified Party in respect of such Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification.
(b)
Right to Participate in Defense. Any Indemnified Party shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose provided that the indemnifying Party shall ultimately control such claim. Such employment of counsel shall be at the Indemnified Party’s sole cost and expense unless the employment thereof has been specifically authorized in writing by the indemnifying Party.
(c)
Settlement. With respect to the judgment or settlement of any Third Party Claim relating solely to the payment of money damages and that shall not result in the applicable indemnitee(s) becoming subject to injunctive or other relief, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Third Party Claim, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Third Party Claims, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement, or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed, or conditioned).
(d)
Cooperation. The Indemnified Party shall and shall cause each indemnitee to cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials, and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder The indemnifying Party shall reimburse the Indemnified Party and its Representatives for reasonable and verifiable out-of-pocket expenses in connection therewith.
10.4
Special, Indirect and Other Losses. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, TO THE MAXIMUM EXTENT PERMITTED UNDER LAW, AND EXCEPT (A) IN THE EVENT OF THE BREACH OF ARTICLE 8 BY OR WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR FRAUD OF A PARTY, AND (B) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 10, NEITHER PARTY NOR ANY OF ITS REPRESENTATIVES SHALL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY, OR OTHERWISE FOR ANY CONSEQUENTIAL, SPECIAL, PUNITIVE, OR INDIRECT DAMAGES, OR FOR LOSS OF PROFITS SUFFERED BY THE OTHER PARTY, REGARDLESS OF WHETHER A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR WHETHER AN AGREED-UPON REMEDY HAS FAILED OF ITS ESSENTIAL PURPOSE. NEITHER PARTY SHALL, and shall require that its AFFILIATES AND SUBlicensees do not, make any statements, representations or warranties or accept any liabilities or responsibilities whatsoever on behalf of THE OTHER PARTY, ITS AFFILIATES OR SUBLICENSEES that are inconsistent with any disclaimer, COVENANT, REPRESENTATIOn, WARRANTY, or limitation in Section 9.5 or this SECTION 10.4.
10.5
Insurance. Disc shall have and maintain such types and amounts of insurance covering its Exploitation of Licensed Antibodies and Licensed Products as is (i) normal and customary in the pharmaceutical industry generally for parties similarly situated, and (ii) otherwise required by Applicable Law. Upon request by Mabwell, Disc shall provide to Mabwell evidence of its insurance coverage, including copies of applicable insurance policies.
11.
Term and Termination
11.1
Term and Expiration. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the date of expiration of the last Royalty Term for the last Licensed Product (such period, the “Term”). Following the expiration of the Royalty Term for a Licensed Product in a country, the license grants in Section 5.1 shall become fully-paid, royalty-free, perpetual, and irrevocable for such Licensed Product in such country.
11.2
Termination.
(a)
Termination for Material Breach.
(i)
In the event that either Party (the “Breaching Party”) is in material breach in the performance of any of its obligations under this Agreement, in addition to any other right and remedy the other Party (the “Non-Breaching Party”) may have, the Non-Breaching Party may terminate this Agreement in its entirety by providing [***] (the “Notice Period”) prior written notice (the “Termination Notice”) to the Breaching Party and specifying the breach and its claim of right to terminate. Such termination shall become effective upon expiration of the Notice Period, unless (i) the Breaching Party cures the breach specified in the Termination Notice during the Notice Period, or (ii) if such breach is curable but cannot be cured within the Notice Period, if the Breaching Party in good faith provides additional written notice of its intention to pursue a cure and commences actions to cure such breach within the Notice Period and thereafter diligently continues such actions and cures such breach within [***] from the date such additional notice is sent (the “Tolling Period”). Subject to Section 11.2(a)(ii), any breach not cured within the Notice Period or the Tolling Period shall result in a termination that becomes effective on the later of the expiration of the Notice Period or if applicable, the Tolling Period.
(ii)
If the alleged Breaching Party disputes the existence or materiality of a breach specified in a Termination Notice provided by the Non-Breaching Party in accordance with Section 11.2(a)(i), and such alleged Breaching Party provides the Non-Breaching Party notice of such dispute within the Notice Period after receiving such Termination Notice, such dispute shall be resolved in accordance with Section 13.5. During the pendency of a

Dispute under Section 13.5 relating to a Party’s alleged material breach of this Agreement, all of the terms and conditions of this Agreement shall remain in effect, and the Parties shall continue to perform all of their respective obligations hereunder. Without limiting the foregoing, during the pendency of a Dispute under Section 13.5 relating to a Party’s alleged material breach of this Agreement the Notice Period shall be tolled from the date the alleged Breaching Party notifies the Non-Breaching Party of such Dispute through the resolution of such Dispute in accordance with Section 13.5. For the avoidance of doubt, commencing on the date the alleged Breaching Party notifies the Non-Breaching Party of such Dispute, the Non-Breaching Party shall not have the right to terminate this Agreement pursuant to Section 11.2(a)(i) unless and until (x) the Parties’ Senior Officers, the Parties’ Chief Executive Officers, or the Arbitrators have determined in accordance with Section 13.5 that the alleged Breaching Party has in fact materially breached this Agreement, and (y) the Breaching Party has not cured such material breach during the Notice Period (as extended in accordance with the foregoing sentence).
(iii)
In the event Mabwell provides written notice of a material breach of this Agreement to Disc pursuant to Section 11.2(a)(i) and the breach cited in such notice was caused by any Sublicensee, Disc shall provide written notice promptly back to Mabwell identifying such Sublicensee and shall diligently exercise its rights and remedies under the corresponding sublicense agreement to cause such Sublicensee to cure such breach within the Notice Period or the Tolling Period, as applicable (it being understood that Disc shall have the right to cure any such breach on behalf of such Sublicensee). Subject to Section 11.2(a)(ii), any such breach not cured within the Notice Period or the Tolling Period shall result in a termination that becomes effective on the later of the expiration of the Notice Period or if applicable, the Tolling Period; provided Mabwell may not terminate this Agreement pursuant to this Section 11.2(a) with respect to such breach caused by a Sublicensee that is not an Affiliate of Disc if such breach is not capable of cure within the Notice Period or Tolling Period, as applicable, and, prior to the expiration of the Notice Period or Tolling Period, as applicable, Disc terminates in its entirety the corresponding sublicense agreement and provides written notice of the same to Mabwell.
(b)
Termination by Disc. Disc shall have the right to terminate this Agreement in its entirety, or on a region-by-region basis in the Licensed Territory (for the purpose of this clause, region means each of the following: [***], for any reason or no reason, at any time after the Effective Date on [***] prior written notice to Mabwell.
(c)
Termination for Insolvency. To the extent permitted under Applicable Law, in the event that either Party (i) files for protection under bankruptcy or insolvency laws; (ii) makes an assignment for the benefit of creditors; (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing; (iv) proposes a written agreement of composition or extension of its debts; (v) proposes or is a party to any dissolution or liquidation; (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof; or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.
(d)
Termination for Patent Challenge. If either Party or any of its Affiliates or Sublicensees (i) commences or actively, directly and voluntarily participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any claim of any Licensed Patent or Arising Patent, as applicable, or (ii) voluntarily assists any other person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any claim of any Licensed Patent (each of (i) and (ii), a “Patent Challenge”), then the licensor of such Licensed Patent or Arising Patent shall have the right to terminate this Agreement upon [***] written notice to licensee; provided that, if a Sublicensee of a Party (and not a Party or any of its Affiliates itself) commences or assists in such Patent Challenge, such termination shall not be effective if each of such Sublicensee(s) withdraw(s) or cause(s) to be withdrawn all such Patent Challenges, or if a Party terminates its sublicense agreement with such Sublicensee, within [***].
11.3
Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Disc or Mabwell are and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that Disc, as a licensee of such rights under this

Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or any analogous provisions in any other country or jurisdiction.
11.4
Consequences of Termination. In the event of a termination of this Agreement in its entirety (but not in the event of expiration of this Agreement) or in a particular region, then on a Licensed Product-by-Licensed Product basis for all Licensed Products (each a “Terminated Product”), and on a country-by-country basis for all countries in the Licensed Territory or in the terminated region (each a “Terminated Country”), as applicable:
(a)
Termination of Licenses.
(i)
Except as set forth in Section 11.4(b) below, all rights and licenses granted by Mabwell to Disc hereunder shall immediately terminate in their entirety with respect to the termination of the entire Agreement, or with respect to the Terminated Products in the Terminated Country(ies), as applicable, and shall reverted back to Mabwell;
(ii)
Except as otherwise agreed by the Parties in the Reversion Agreement pursuant to Section 11.6 below, all rights and licenses granted by Disc to Mabwell hereunder shall immediately terminate in their entirety with respect to the termination of the entire Agreement or with respect to the Terminated Product in the Terminated Country(ies), as applicable, and shall revert back to Disc;
(b)
Conversion of Sublicenses. In the event that this Agreement is terminated by Mabwell pursuant to Section 11.2(a), 11.2(c), or 11.2(d), Mabwell agrees to grant to any Sublicensee with an active sublicense at the time of termination a direct license under terms and conditions substantially similar to those of this Agreement applicable thereto (provided that any financial terms in such direct license shall be the same as the sublicense but in no event less favorable to Mabwell than the financial terms in this Agreement), which license shall be of the same scope sublicensed to such Sublicensee, provided that such Sublicensee (i) agrees to be bound to Mabwell under such terms and conditions; and (ii) is not in breach of its sublicense agreement with Disc as of the effective date of such termination.
(c)
Ongoing Patent Prosecution or Enforcement or Defense Action. In the event that this Agreement is terminated by Disc pursuant to Section 11.2(b), with respect to ongoing Prosecution activities and any Enforcement or Defense Action for a Licensed Patent or Joint Improvement Patent in a Terminated Country within a terminated region, Disc shall provide reasonable prior written notice to Mabwell of such intention, and Mabwell may, but is not obligated to, assume the control and direction of the Prosecution or Enforcement or Defense Action, as applicable, of such Patent in such Terminated Country (ies) at its sole cost and expense. In the event that Disc has terminated this Agreement with respect to the European Union region pursuant to Section 11.2(b), in the event that Unified Patent Court Agreement enters into force during the Term of this Agreement, Mabwell shall be solely responsible for making all decisions regarding Patents, including decisions regarding the opting-out or opting-in of existing European Patents into the jurisdiction of the Unified Patent Court or the registration of European Patents with Unitary Effect.
(d)
Transfer of Clinical Studies. Unless expressly prohibited by any Regulatory Authority, if requested by Mabwell, Disc shall and hereby does, and shall cause its Sublicensees who have not retained a license under this Section 11.4(c) to, transfer control to Mabwell of any or all clinical studies involving Licensed Products being conducted by or on behalf of Disc or such Sublicensees in each relevant Terminated Product or Terminated Country, as applicable, as of the effective date of termination; for any such clinical trials that Mabwell does not request transfer, Disc and its Sublicensees shall promptly and orderly wind down such clinical trials in compliance with Applicable Laws at its own cost and expense.
(e)
[***].
11.5
Disc Continuation in Lieu of Termination. If Disc is entitled to terminate this Agreement pursuant to Sections 11.2(a) (i.e., Disc has the right to terminate this Agreement in accordance with the last sentence of Section 11.2(a)(i), subject to the last sentence of Section 11.2(a)(ii)), or 11.2(d) (i.e., in the event (x) Mabwell’s commences or assists in a Patent Challenge or (y) Mabwell’s Sublicensee(s) commence(s) or assist(s) in a Patent

Challenge, and either (A) has not withdrawn or caused to be withdrawn such Patent Challenge, or (B) Mabwell has not terminated its sublicense agreement with such Sublicensee within such [***] period)), Disc may, at its sole discretion, upon written notice to Mabwell, elect not to do so and all applicable royalties, milestones and other amounts due to Mabwell under this Agreement after the date of such notice shall be reduced by [***]. If Disc elects to exercise its right pursuant to this Section 11.5 to not terminate, then Disc shall not be entitled to seek any damages against Mabwell under a breach of contract or other claim giving rise to Disc’s termination right (provided that, for clarity, Disc shall still be entitled to bring an indemnification claim to the extent applicable pursuant to Article 10 or seek equitable remedies).
11.6
Product Reversion.
(a)
Reversion License. In connection with any termination of this Agreement by Mabwell pursuant to Sections 11.2(a), 11.2(c), or 11.2(d) or by Disc pursuant to Section 11.2(b), in its entirety or with respect to a Terminated Product or a Terminated Country, if requested by Mabwell, Disc shall, and hereby does effective as of the date of such termination, grant Mabwell an exclusive, perpetual, transferable license, with the right to grant sublicenses (through multiple tiers) under the Arising IP and Disc’s interest in any Joint Improvement IP (“Reversion IP”) to Exploit Licensed Antibodies and products containing such Licensed Antibodies, including all Terminated Products, in all Terminated Countries and also in Mabwell Territory, subject to a reasonable reversion royalty in each Terminated Country (for clarity, no reversion royalty shall apply in the Mabwell Territory) based on the development stage of the Terminated Product in Terminated Country at the time of termination and taking into account the reasonable and documented cost incurred by Disc in the Development of the Terminated Product in the Terminated Country (the “Reversion License”). Sections 6.3, 6.5, 6.6, 6.7, 6.8, 6.9 and 6.10 shall apply mutatis mutandis to such reversion royalty in the Reversion License. The Parties shall promptly negotiate the reversion royalty and memorialize in writing a separate Reversion License agreement containing such a license grant to the foregoing Reversion IP, the reversion royalty rate and royalty terms described in the immediately prior sentence, the Reversion Technology Transfer provision set forth in Section 11.6(b), the Assistance, Manufacture, and Trademarks provision set forth in Section 11.6(c), and any other provisions necessary to effectuate Mabwell’s reversion rights contemplated in this Section 11.6. If the Parties are unable to agree on such reversion royalty or Reversion License agreement described in this Section 11.6(a) within [***], then the reversion royalty and Reversion License agreement shall be determined through binding baseball style arbitration as follows: The Parties shall jointly select an arbitrator to determine the reversion royalty and Reversion License agreement, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing and partnering agreements in the pharmaceutical and biotechnology industries. If the Parties cannot agree on such arbitrator within [***], then such arbitrator shall be appointed by JAMS, which arbitrator must meet the foregoing criteria. Within [***] after an arbitrator is selected (or appointed, as the case may be), each Party will deliver to both the arbitrator and the other Party a detailed written proposal setting forth its proposed terms for the reversion royalty and Reversion License agreement (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof, not exceeding [***]. The Parties will also provide the arbitrator a copy of this Agreement, as may be amended at such time. Within [***] after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator (with a copy to the other Party) a response to the other Party’s Support Memorandum, such response not exceeding [***]. Neither Party may have any other communications (either written or oral) with the arbitrator other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 11.6(a); provided that, the arbitrator may convene a hearing if the arbitrator so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within [***] after the arbitrator’s appointment, the arbitrator will select one of the two Proposed Terms (without modification) provided by the Parties that the arbitrator believes is most appropriate. The decision of the arbitrator shall be final, binding, and unappealable. For clarity, the arbitrator must select one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or take any other action.
(b)
Reversion Technology Transfer. In the Reversion License agreement, Disc shall, and shall cause its Affiliates and any Sublicensees who have not retained a license under Section 11.4(b) to, when and as reasonably requested by Mabwell, promptly conduct a transfer to Mabwell (or its designated contract manufacturer(s) or other designees) of any and all Know-How, Materials, and Regulatory Documentation and Results that are then owned or Controlled by Disc or the applicable Affiliates or Sublicensees and are reasonably necessary to Develop, Commercialize, Manufacture, obtain Regulatory Approval for and Exploit any Terminated Products, and provide, at Mabwell’s expense, for a period of time not to exceed [***] following the effective date of the termination, personnel and technical assistance necessary for Mabwell to continue to Develop, Manufacture or Commercialize the Terminated Product(s) in the Terminated Country(ies) (the “Reversion Technology Transfer”).

(c)
Assistance, Manufacture, and Trademarks. Upon Mabwell’s reasonable request and at Mabwell’s sole cost and expense, Disc shall in the Reversion License agreement:
(i)
provide to Mabwell or its designated contract manufacturer(s) or other designees any assistance reasonably required for Mabwell or such designees to complete the Reversion Technology Transfer, including providing technical assistance or facilitating introductions as needed between Mabwell and any involved contract manufacturers;
(ii)
at Mabwell’s election, transfer to Mabwell, at a price equal to the manufacturing cost, all existing inventory of Terminated Products in the possession of Disc, its Affiliates or its Sublicensees who have not retained a license under Section 11.4(b); and
(iii)
at Mabwell’s sole discretion and direction, assign all trademarks and tradenames used in the Commercialization of the Terminated Products in the Licensed Territory (other than any housemarks, trademarks, names and logos of the corporate name of Disc, its Affiliate or its Sublicensees), Controlled by Disc, its Affiliates or Sublicensees in each Terminated Country, or if not permitted by Applicable Law, grant a right and license to such trademarks and tradenames for the Commercialization of each Terminated Product in each Terminated Country.
11.7
Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.
11.8
Accrued Rights; Surviving Obligations. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Without limiting the foregoing, Sections 2.4, 3.2(d), 3.4, 3.5, 5.2, 5.5 (solely in the event of expiration (but not early termination) of this Agreement), 5.10, 6.5 through 6.10, 7.1, 7.2 (unless Disc terminates this Agreement pursuant to Section 11.2(a), 11.2(c), or 11.2(d), and solely with respect to Arising Patents), 7.3 (unless Disc terminates this Agreement pursuant to Section 11.2(a), 11.2(c), or 11.2(d), and solely with respect to Arising Patents), 9.5, 9.6, 10.1 through 10.4, 11.3, 11.4, 11.6 through 11.8 and Articles 1 (to the extent the definitions are used in other surviving provisions), 8 (for the period set forth in Section 8.7), and 12 shall survive the expiration of this Agreement or the termination of this Agreement, except if this Agreement is terminated pursuant to Section 12.3. In the event that this Agreement is terminated pursuant to Section 12.3, only Articles 1 (to the extent the definitions are used in other surviving provisions) and 8 (for the period set forth in Section 8.7) and Section 11.8 shall survive the termination of this Agreement.
12.
Closing Condition
12.1
General. Notwithstanding anything to the contrary in this Agreement, this Agreement is binding upon the Parties as of the Execution Date to the extent permitted by Applicable Law, but the provisions of Article 2 through Article 11 (other than Article 8) shall only take effect on the first Business Day following the satisfaction of the Closing Condition set forth in Section 12.2 (the “Effective Date”).
12.2
Closing Conditions. The obligations of each Party to consummate the transactions contemplated in this Agreement is subject to the fulfillment, or, to the extent permitted by Applicable Law, waiver by the Parties, of the following conditions (each such condition a “Closing Condition”, and collectively, the “Closing Conditions”):
(a)
except as disclosed pursuant to Section 12.3, the representations and warranties of each Party contained in this Agreement (i) that are not qualified by materiality, material adverse effect, substantial compliance or similar materiality qualifier will be true and correct in all material respects both when made and at the closing with the same force and effect as if made on the Execution Date and (ii) that are qualified by materiality, material adverse effect, substantial compliance or similar materiality qualifier will be true and correct in all respects both when made and at the closing with the same force and effect as if made on the Execution Date, except in each of (i) and (ii) as would not reasonably be expected, individually or in the aggregate, to have a material impact on the transaction contemplated by this Agreement;
(b)
with respect to Mabwell, authorization, consent or approval by its shareholders required to be obtained pursuant to its corporate governance documents (“Mabwell Shareholder Approval”), will have been duly obtained or made, which Mabwell shall obtain within [***] following the Execution Date and failure to meet this Closing Condition shall be deemed a material breach of this Agreement; and
(c)
except as disclosed pursuant to Section 12.3, no Material Adverse Effect will have occurred or arisen since the Execution Date.
12.3
Disclosures Prior to Mabwell Shareholder Approval. Prior to Mabwell Shareholder Approval, each Party shall provide the other Party, to the extent applicable to such Party, with a written disclosure describing any failure to satisfy any of the Closing Conditions set forth in Sections 12.2(a) and 12.2(c). To the extent a written disclosure is provided by a Party pursuant to the foregoing sentence, such written disclosure shall be sufficiently detailed to enable the other Party to decide whether to terminate this Agreement. If a Party provides a written disclosure pursuant to the first sentence of this Section 12.3, the other Party may terminate this Agreement in its entirety, in its sole discretion, effective immediately upon providing written notice to such Party within [***] of the other Party’s receipt of such disclosure. Each Party’s right to terminate this Agreement pursuant to this Section 12.3 shall be the sole and exclusive remedy for any failure of the other Party to satisfy any of the Closing Conditions set forth in Sections 12.2(a) and 12.2(c) and expressly excludes any other relief or remedy under this Agreement or provided by Applicable Law.
13.
Miscellaneous
13.1
Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement (other than with respect to any payment obligations) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions, or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party of any term or condition of this Agreement) (each of the foregoing, a “Force Majeure Event”). The non-performing Party shall notify the other Party of any such Force Majeure Event within [***] after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect (a “Force Majeure Notice”). The suspension of performance shall be of no greater scope and no longer duration than is necessary, and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
13.2
Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
13.3
Assignment and Delegation. Neither Party may transfer or assign its rights or delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed, or conditioned, except (a) assignment to an Affiliate, provided that such Party shall remain jointly and severally liable with such Affiliate for the performance of its obligations under this Agreement, or (b) assignment to any successor in interest (whether by merger, acquisition, asset purchase, reorganization or otherwise) in connection with a sale of all or substantially all of the business to which this Agreement relates; or (c) in the case of Mabwell, sell or otherwise assign to any Third Party Mabwell’s right to receive any payment (or portion thereof) under this Agreement and related right to receive financial report and conduct financial audit. Any attempted transfer, assignment or delegation in violation of this Section 13.3 shall be void and of no effect. For the avoidance of doubt, this Section 13.3 shall not require Disc to obtain Mabwell’s consent to subcontract its rights and obligations hereunder in accordance with this Agreement.

13.4
Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, the Parties shall endeavor to add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
13.5
Dispute Resolution.
(a)
Except as provided in this Section 13.5 or in Sections 2.5(e), 6.10, 11.6 (with respect to baseball arbitration) or 13.10, any dispute, controversy or claim between the Parties arising out of, in connection with or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, or any document or instrument delivered in connection herewith (each, a “Dispute”), then either Party shall have the right to refer such Dispute to its respective Senior Officers for attempted resolution by good faith negotiations during a period of [***]. Any final decision mutually agreed to by such Senior Officers shall be conclusive and binding on the Parties. If such Senior Officers are unable to resolve any such Dispute within [***], the Dispute shall be referred to the Chief Executive Officer of each Party for attempted resolution by good faith negotiations during an additional period of [***]. Any final decision mutually agreed to by the Chief Executive Officers shall be conclusive and binding on the Parties. If the Chief Executive Officers are unable to resolve any such Dispute within [***], then either Party shall have the right to submit the Dispute to final and binding arbitration administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures in effect at the time of arbitration, except as they may be modified herein, upon written notice to the other Party (an “Arbitration Notice”). The seat, or legal place, of arbitration shall be New York, New York and the language of the arbitration shall be English. Unless otherwise agreed to by the Parties, the arbitration shall be conducted by a panel of three neutral, independent and impartial arbitrators (each, an “Arbitrator”). Each Arbitrator will have educational training and industry experience relevant to the particular dispute. Each Party will promptly select one (1) Arbitrator each, which selections will in no event be made later than [***] after receipt of the Arbitration Notice. The third Arbitrator will be chosen promptly by mutual agreement of the Arbitrators chosen by the Parties, but in no event later than [***] after the date that the last of such Arbitrators was appointed. No Party may select an Arbitrator that has (i) a direct or indirect pre-existing relationship or affiliation with such Party or its Affiliates or (ii) a direct or indirect financial interest in the outcome of such dispute. Any disputes concerning the scope or applicability of this agreement to arbitrate or the propriety of commencing the arbitration shall be determined by the Arbitrators, except that any dispute arising out of or related to the validity or infringement of any Patent shall be resolved by a court of competent jurisdiction.
(b)
Each Party shall bear its own counsel fees, costs, and disbursements arising out of the dispute resolution procedures described in this Section 13.5, and shall pay an equal share of the fees and costs of the arbitrator and all other general fees related to any arbitration; provided that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party its reasonable counsel fees, costs, and disbursements and the fees of the arbitrator. Unless the Parties otherwise agree in writing, during the period of time that any arbitration proceeding described in this Section 13.5 is pending under this Agreement, the Parties shall continue to comply with all those terms and provisions of this Agreement that are not the subject of such pending arbitration proceeding.
(c)
Notwithstanding Sections 13.5(a) and 13.5(b), nothing contained in this Agreement shall deny any Party the right to seek interim injunctive or other interim equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing arbitration proceeding. Except as may be necessary to prepare for or conduct the arbitration, or as may be necessary to confirm or challenge an award, or as may be necessary in connection with an application to a court for interim relief, the arbitration proceedings and any rulings and award of the arbitrator shall be deemed Confidential Information of both Parties under Article 8.

13.6
Governing Law, Jurisdiction and Service.
(a)
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.
(b)
Jurisdiction. Subject to Section 13.5, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of the state and federal courts of New York, New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.
(c)
Service. Each Party further agrees that service of any process, summons, notice, or document by registered mail to its address set forth in Section 13.7(b) shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in arbitration or in any court of competent jurisdiction, including any dispute arising out of or related to the validity or infringement of any Patent.
13.7
Notices.
(a)
Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement, and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 13.7(b) or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 13.7(a). Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on [***] (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 13.7(a) is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
(b)
Address for Notice.

If to Disc, to:

Disc Medicine, Inc.
321 Arsenal Street, Suite 101
Watertown, MA 02472
Attn: Joanne Bryce
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 S Figueroa Street, 41st Floor
Los Angeles, CA 90017
Attention: Beni Surpin
Facsimile: [***]

If to Mabwell, to:

505 Coast Boulevard South, Suite 301
La Jolla, CA 92037

Attn: Xin Du, Chief Executive Officer
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Cooley LLP
10265 Science Center Drive
San Diego, CA 92121
Attention: Charity R. Williams
Facsimile: [***]

13.8
Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto, including the Non-Binding Term Sheet Proposal between the Parties dated as of [***], are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding on the Parties unless in writing and duly executed by authorized representatives of both Parties. In the event of any inconsistencies between this Agreement and any Schedules hereto, the terms of this Agreement shall control.
13.9
English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
13.10
Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Article 8 are reasonable and necessary to protect the legitimate interests of the other Party, such other Party would not have entered into this Agreement in the absence of such restrictions, and any breach or threatened breach of any provision of such Article may result in irreparable injury to such other Party for which there will be no adequate remedy at law. Accordingly, notwithstanding anything to the contrary in Section 13.5, in the event of a breach or threatened breach of any provision of such Article, either Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other post a bond or other security as a condition for obtaining any such relief. Nothing in this Section 13.10 is intended or should be construed to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
13.11
Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party, whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available, except as expressly set forth herein.
13.12
No Benefit to Third Parties. Except as provided in Article 10, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their permitted successors and assigns, and they shall not be construed as conferring any rights on any other Persons.
13.13
Further Assurance. Each Party shall duly execute and deliver or cause to be duly executed and delivered such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary in connection with this Agreement, as the other Party may reasonably request in connection with this Agreement, to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
13.14
Relationship of the Parties. It is expressly agreed that Mabwell, on the one hand and Disc, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture, or agency. Neither Mabwell, on the one hand, nor Disc, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind with respect to the other or to take any action that will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party, and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such first Party. Neither Party shall treat or report the relationship arising under this Agreement as a partnership for United States tax purposes unless required pursuant to a determination under Section 1313 of the Internal Revenue Code of 1986, as amended.
13.15
References. Unless otherwise specified, (a) references in this Agreement to any Section or Schedule shall mean references to such Section or Schedule of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
13.16
No Strict Construction; Interpretation. This Agreement has been prepared jointly and will not be strictly construed against either Party. Ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. Except where the context expressly requires otherwise, (a) whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); (b) “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words will refer to this Agreement in its entirety and not solely to the particular portion of this Agreement in which any such word is used; (c) all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural; (d) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (e) the Schedules to this Agreement, and the terms and conditions incorporated in such Schedules will be deemed integral parts of this Agreement and all references in this Agreement to this Agreement will encompass such Schedules and the terms and conditions incorporated in such Schedules; provided that in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions set forth in the Schedules, the terms of this Agreement will control; (f) in the event of any conflict between the terms and conditions of this Agreement and any terms and conditions that may be set forth on any order, invoice, verbal agreement, or otherwise, the terms and conditions of this Agreement will govern; (g) unless otherwise provided, all references to Sections, Articles, and Schedules in this Agreement are to Sections, Articles, and Schedules of and to this Agreement; (h) any reference to any federal, national, state, local, or foreign statute or law will be deemed to also refer to all rules and regulations promulgated thereunder, and any reference to any law, rule, or regulation will be deemed to include the then‑current amendments thereto or any replacement or successor law, rule or regulation thereof; (i) wherever used, the word “shall” and the word “will” are each understood to be imperative or mandatory in nature and are interchangeable with one another; (j) the word “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”; (k) references to a particular Person include such person’s successors and assigns to the extent not prohibited by this Agreement; (l) the section headings and captions used herein are inserted for convenience of reference only and will not be construed to create obligations, benefits, or limitations; (m) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (n) the word “notice” means notice in writing (whether or not specifically stated) and will include notices, consents, approvals and other written communications contemplated under this Agreement; and (o) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent,” or “approve” or the like will require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes, or otherwise (but excluding e‑mail and instant messaging).
13.17
Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile, PDF format via email, or other electronically transmitted signatures, and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[signature page follows]

IN WITNESS WHEREOF, this Agreement is executed by the authorized representatives of the Parties as of the Execution Date.

DISC MEDICINE, INC.		MABWELL THERAPEUTICS, INC.
By:	/s/ John Quisel	By:	/s/ Xin Du

Name:	John Quisel	Name:	Xin Du

Title:	Chief Executive Officer	Title:	Chief Executive Officer

[SIGNATURE PAGE TO EXCLUSIVE LICENSE AGREEMENT]